EXECUTION VERSION

$50,000,000

CREDIT AGREEMENT

among

THREE FORKS, INC.

as Borrower,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

and

GUARANTY BANK AND TRUST COMPANY

as Administrative Agent

May 9, 2014

308854

-I-

(continued)

-II-

(continued)

-III-

(continued)

-IV-

EXHIBITS:

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty
Exhibit D	Form of Note
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Notice of Conversion or Continuation
Exhibit G	Form of Security Agreement

SCHEDULES:

Schedule I	Borrower, Administrative Agent, and Lender Information
Schedule 4.01	Equity Interests
Schedule 5.08	Existing Debt to be Paid Off
Schedule 6.03	Minimum Monthly EBITDA and Equity Raise

-V-

CREDIT AGREEMENT

This Credit Agreement dated as of May 9, 2014 (this “Agreement”) is by and among Three Forks, Inc., a Colorado corporation (the “Borrower”), the lenders party hereto from time to time (the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

A. The Borrower has requested that the Lenders provide certain revolving loans to the Borrower.

B. The Lenders have agreed to make such revolving loans subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the term loans, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or a material portion of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” has the meaning specified in Section 9.16.

“Administrative Agent” means Guaranty Bank and Trust Company in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.

“Advance” means an advance by a Lender to the Borrower pursuant to Section 2.0 l(a) as part of a Borrowing and refers to a Base Rate Advance or a Libor Rate Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Libor Lending Office in the case of a Libor Rate Advance.

“Approved Counterparty” means any Person acceptable to the Administrative Agent · whose long term senior unsecured debt rating is A- (or its equivalent or higher) by Standard & Poor’s Ratings Group or A3 (or its equivalent, or higher) by Moody’s Investors Service, Inc..

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Base Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%, and (c) the Federal Funds Rate plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or Daily One-Month LIBOR shall be effective on the effective date of such change in the Prime Rate or Daily One Month LIBOR, as applicable.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.09(a)(i).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (iii) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.0l (a).

“Borrowing Base” means at any particular time, the Dollar amount determined by the Lenders to be the Borrowing Base in accordance with Section 2.02 on account of Proven Reserves attributable to Oil and Gas Properties of the Borrower and its Subsidiaries that are subject to an Acceptable Security Interest to the extent required under Section 5.09 and described in the most recent Engineering Report delivered to the Administrative Agent and the Lenders

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pursuant to Section 2.02. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $3,500,000.00.

“Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the aggregate outstanding principal amount of all Advances at such time over (b) the lesser of (i) the then effective Borrowing Base and (ii) the aggregate Commitments in effect at such time.

“Business Day” means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Denver, Colorado and (b) if the applicable Business Day relates to any Libor Rate Advances, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means the occurrence of any of the following events:

(a) the failure of the Borrower to control, directly or indirectly, all of the Equity Interests in each Subsidiary;

(b) the failure of W. Edward Nichols to be the Chief Executive Officer of the Borrower; provided that a “Change in Control” shall not occur if W. Edward Nichols is replaced by a Person approved by the Administrative Agent within 120 days of such change, which approval shall not be unreasonably withheld; or

(c) the failure of Charles Pollard to be the Chief Operating Officer of the Borrower; provided that a “Change in Control” shall not occur if Charles Pollard is replaced by a Person approved by the Administrative Agent within 120 days of such change, which approval shall not be unreasonably withheld.

“Closing Date” means May 9, 2014.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.

“Collateral” means all “Collateral,” and “Mortgaged Properties” (as defined in each of the Mortgages, and the Security Agreements, as applicable) or similar terms used in the Security Instruments.

“Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule I hereof as its Commitment, or if such Lender has entered into any Assignment and

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Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The aggregate amount of the Commitments on the date hereof is $20,000,000. For the avoidance of doubt, the parties hereto acknowledge that the maximum Commitment of Guaranty Bank and Trust Company is $20,000,000. Any increase in the aggregate Commitment above $20,000,000 requires the Commitment of an additional Lender or Lenders. The maximum amount of Commitments under this Agreement may not exceed $50,000,000.00.

“Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.

“Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.

“Consolidated Net Income” means, with respect to the Borrower and its consolidated Subsidiaries, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).

“Credit Extensions” means an Advance made by any Lender.

“Daily One-Month LIBOR” means, the rate per annum for Dollar deposits quoted by the Administrative Agent as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Base Rate Advances; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its discretion deems appropriate.

“Debt,’’ for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person (whether contingent or otherwise) under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;

(c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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(d) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding accounts payable);

(e) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(f) obligations of such Person under any Hedge Contract;

(g) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;

(h) any obligations of such Person owing in connection with any volumetric or production prepayments;

(i) any other obligations which (i) would under GAAP be shown on such Person’s balance sheet as a liability and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes, asset retirement obligations, and reserves for contingent obligations);

(j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above;

(k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and

(1) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” means any Lender (a) that has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by the Borrower and the Administrative Agent), (b) that has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by the Administrative Agent or such other Lender, as applicable), (c) that has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (d) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (e) as to which a Lender Insolvency Event has occurred and is continuing with

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respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).

“Dollars” and “.$.” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDAX” means without duplication, for the Borrower and its consolidated Subsidiaries for any period, (a) Consolidated Net Income for such period (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Borrower only if a corresponding amount of cash would be permitted to be distributed to the Borrower by such Subsidiary by operation of the terms of its organizational documents and all agreements, instruments, and other Legal Requirements applicable to such Subsidiary or its equity holders) plus (b) to the extent deducted in determining Consolidated Net Income, Interest Expense, exploration expenses, income taxes, depreciation, depletion, amortization, and other non-cash charges for such period, including non-cash losses under ASC 410, 718, and 815 as a result of changes in the fair market value of derivatives minus (c) to the extent included in determining such Consolidated Net Income, non-cash income under ASC 410, 718, and 815 as a result of changes in the fair market value of derivatives; provided that all calculations of EBITDAX, for any applicable period during which an Acquisition or material Disposition is consummated, shall be determined on a pro forma basis (such calculation to be acceptable to, and approved by, Administrative Agent) as if such Acquisition or Disposition was consummated on the first day of such applicable period.

“Eligible Assignee” means (a) any Lender, (b) any Subsidiary or Affiliate of a Lender, and (c) any commercial bank or other financial institution approved by the Administrative Agent and provided that no Event of Default is then outstanding, the Borrower, in each case which approval shall not be unreasonably withheld; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

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“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to the Borrower or its Subsidiaries, all Legal Requirements applicable to the Borrower or its Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of section 4001 (b)(1) of ERlSA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any rule or regulation thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day

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which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Statements” means the annual financial statement of the Borrower as at December 31, 2013, a copy of which has been delivered to the Administrative Agent.

“Funded Debt” of any Person means, at any time, without duplication, Debt of such Person (a) of the type described in clauses (a), (b), (c) and (h) of the definition of “Debt”; provided that Debt with respect to letters of credit referred to in clause (b) of such definition shall be considered “Funded Debt” only to the extent such letters of credit are drawn or funded, and (b) of the type described in clauses (G) and (k) of the definition of “Debt” to the extent that such guaranty covers, or such Lien secures, Debt of the type described in clause (a) of this definition of “Funded Debt”.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.

“Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.

“Guarantor” means each entity executing a Guaranty, including without limitation TFI Operating Company, Inc.

“Guaranty” means a guaranty in substantially the form of the attached Exhibit C and executed by a Guarantor.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any

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combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hydrocarbon Hedge Agreement” means a Hedge Contract that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Independent Engineer” means Ralph E. Davis Associates, Inc. or any other independent, third-party engineering firm acceptable to the Administrative Agent in its reasonable judgment.

“Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, delivered to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Subsidiaries (or to be acquired by the Borrower or any of its Subsidiaries, as applicable), which report shall (a) specify the ownership, location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Initial Engineering Report” means the report prepared by the Independent Engineer dated December 31, 2013, in a form acceptable to the Administrative Agent, covering the Oil and Gas Properties of the Borrower.

“Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

“Interest Expense” means, for the Borrower and its consolidated Subsidiaries for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all

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commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.

“Interest Period” means, for each Libor Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Libor Rate Advance or the date of the Conversion of any Base Rate Advance into a Libor Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one month, two months, or three months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (noon) (Denver, Colorado time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period that ends after the Commitment Termination Date;

(b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

“Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, delivered to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any Subsidiary (or to be acquired by the Borrower or any Subsidiary, as applicable), which report shall (a) specify the ownership, location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the

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lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.15 or 9.06.

“Libor Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Libor Lending Office” opposite its name on Schedule I (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Libor Base Rate” means, for the Interest Period for each Libor Rate Advance comprising the same Borrowing, the interest rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR l page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, Libor Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent) to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Libor Rate” means for any Interest Period with respect to any Libor Rate Advance, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

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Libor Rate	=	Libor Base Rate
1.00 – Libor Rate Reserve Percentage

“Libor Rate Advance” means an Advance that bears interest as provided m Section 2.09(a)(ii).

“Libor Rate Reserve Percentage” of any Lender for the Interest Period for any Libor Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Security Instruments, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries or any of their officers at any time in connection with this Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower and its Subsidiaries (when taken as a whole)), condition (financial or otherwise), or results of operations or prospects of the Borrower and its Subsidiaries, (b) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, any Note, any other Loan Document, or any Hedge Contract, (c) a material adverse effect on the Subsidiaries’ (when taken as a whole) ability to perform its obligations under this Agreement, any Guaranty, any Note, any other Loan Document, or any Hedge Contract, or (d) a material impairment of the enforceability or priority of Administrative Agent’s Liens with respect to any material Collateral as a result of an action or failure to act on the part of the Borrower or any Subsidiary of the Borrower.

“Maturity Date” means May 9, 2017.

“Maximum Rate” means the maximum non-usurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

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“Mortgage” means any mortgage or deed of trust executed by any one or more of the Borrower or its Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit D, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit E signed by a Responsible Officer of the Borrower.

“Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.

“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Subsidiary to the Administrative Agent or the Lenders under the Loan Documents.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments, back-in interests and reversionary interests and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

“Operating Account” means the deposit account(s) maintained at the Borrower’s expense with the Administrative Agent.

“Owners’ Equity” means, at any time, as to any Person:

(a) the equity in such Person owned by the members, shareholders, partners or other owners of such Person, determined in accordance with GAAP (excluding assets and liabilities resulting from any mark-to-market of unliquidated commodity hedge contracts), less

(b) goodwill and any and all other intangible assets of such Person, determined in accordance with GAAP.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning assigned to such term in clause (e) of Section 9.06.

“PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.

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“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.

“Permitted Subject Liens” means all Permitted Liens other than the Liens permitted to exist pursuant to clause (k) or (m) of Section 6.01.

“Person” (whether or not capitalized) means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, if any.

“Potential Defaulting Lender” means, at any time, a Lender (a) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (b) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement or (c) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Prime Rate” means the fluctuating interest rate per annum published in the print edition of the Wall Street Journal as the “Wall Street Journal Prime Rate”, adjusted effective as of the effective date of any change in the “Wall Street Journal Prime Rate” so determined and published in The Wall Street Journal (or any successor thereto).

“Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time or (ii) if the aggregate Commitments have been terminated, the Pro Rata Share of such Lender as determined pursuant to the preceding clause (i) immediately prior to such termination, or (b) with respect to amounts owing generally under this Credit Agreement and the other Loan Documents, the ratio (expressed as a percentage) of Commitment of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).

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“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“PV 10” means, with respect to any Proven Reserves expected to be produced from any undivided interests in the Borrower’s or any of its Subsidiaries’ Oil and Gas Properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Borrower’s or any of its Subsidiaries’ interests in such Proven Reserves (after deducting all existing burdens) during the remaining expected economic lives of such Proven Reserves.

“Register” has the meaning set forth in paragraph (c) of Section 9.06.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Required Lenders” means, at any time, Lenders holding at least 6673% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances; provided that, if there are two or more Lenders, the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer (or other financial officer), Vice President or Secretary, (b) with respect to any Person that is a limited liability company, a manager or the Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer (or other financial officer), Vice President, Secretary of such Person or of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer (or other financial officer), Vice President or Secretary of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) in respect of the Equity Interest of such Person or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or

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(b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“Secured Parties” means the Administrative Agent and the Lenders.

“Security Agreement” means the Security Agreement in substantially the form of the attached Exhibit E, executed by the Borrower or any Subsidiary.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Security Agreement, and (c) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the Board of Directors of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Termination Value” means, in respect of any one or more Hedge Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Contracts, (a) for any date on or after the date such Hedge Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-

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market value(s) for such Hedge Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of income taxes.

“Type” has the meaning set forth in Section 1.04.

“Unused Commitment Amount” means, with respect to a Lender at any time, (a) the lesser of (i) such Lender’s Commitment at such time and (ii) such Lender’s Pro Rata Share of the Borrowing Base in effect at such time minus, in each case, (b) the aggregate outstanding principal amount of all Advances owed to such Lender at such time.

Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.

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Section 1.04 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Libor Rate Advance or Base Rate Advance.

Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II THE LOANS

Section 2.01 Commitment for Advances.

(a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Base Rate Advances, be in an aggregate amount not less than the lesser of (i) $25,000 and (ii) the aggregate of all Lenders’ Unused Commitment Amounts, and in integral multiples of $25,000 in excess thereof, and in the case of Borrowings consisting of Libor Rate Advances, be in an aggregate amount not less than $25,000 and in integral multiples of $25,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.

(b) Notes. The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.

Section 2.02 Borrowing Base.

(a) Borrowing Base. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $3,500,000.00. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in

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accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c).

(b) Calculation of Borrowing Base.

(i) The Borrower shall deliver to the Administrative Agent and each of the Lenders the Engineering Reports specified in Section 5.06(d), and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within thirty (30) days after the Administrative Agent and the Lenders’ receipt of such Engineering Reports and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report, or other information specified in clauses (i) above by the date specified therein, the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.

(c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b), the Administrative Agent and the Lenders may, in their sole discretion and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)), make two additional redeterminations of the Borrowing Base during any twelve-month period. Furthermore, the Administrative Agent and the Lenders may, at the request of the Borrower and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)), make two additional redeterminations of the Borrowing Base during any twelve-month period. The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, if a Default has occurred and is continuing, no such prior notice is required for a Borrowing Base redetermination elected by the Lenders. In connection with any redetermination of the Borrowing Base under this Section 2.02(c) the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Subsidiaries’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may reasonably request, including an updated Internal Engineering Report. The Administrative

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Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.

(d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Subsidiaries, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains a value cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves of the Borrower’s and its Subsidiaries’ Oil and Gas Properties shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Lenders shall have received, at the Borrower’s expense, (A) evidence of title satisfactory in form and substance to the Administrative Agent covering at least 85% (by PV I O value) of the Proven Reserves relating thereto and (B) Mortgages and such other Security Instruments requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 85% (by PV I 0 value) of the Proven Reserves relating thereto. Any changes in, or renewals of, the Borrowing Base (other than increases in the Borrowing Base) must be consented to in writing by the Required Lenders. Any increases in the Borrowing Base must be consented to in writing by all the Lenders.

(e) At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal (i) to the redetermined amount or (ii) such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders, provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency, until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.

Section 2.03 Method of Borrowing.

(a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 12:00 p.m. (noon) (Denver, Colorado time) (i) on the third Business Day before the date of the

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proposed Borrowing, in the case of a Borrowing comprised of Libor Rate Advances or (ii) one Business Day before the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall in tum give to each Lender prompt notice of such proposed Borrowing by facsimile. Each Notice of a Borrowing shall be given in writing, including by facsimile, specifying the information required therein. In the case of a proposed Borrowing comprised of Libor Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(a)(ii). Each Lender shall, before 12:00 p.m. (noon) (Denver, Colorado time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.

(b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (noon) (Denver, Colorado time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Libor Rate Advances and (ii) on the date which is at least one Business Day in advance of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Base Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telephone notice promptly confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Libor Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(a)(ii).

(c) Certain Limitations. Notwithstanding anything to the contrary contained m paragraphs (a) and (b) above:

(i) at no time shall there be more than five (5) Interest Periods applicable to outstanding Libor Rate Advances and the Borrower may not select Libor Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;

(ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Libor Lending Office to perform its obligations under this Agreement to make Libor Rate Advances or to fund or maintain Libor Rate Advances, the right of the Borrower to select Libor Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such

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Lender in respect of such Borrowing, Conversion, or continuation shall be a Base Rate Advance;

(iii) if the Administrative Agent is unable to determine the Libor Rate for Libor Rate Advances comprising any requested Borrowing, the right of the Borrower to select Libor Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Libor Rate for Libor Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Libor Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Libor Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Libor Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if existing Libor Rate Advances, Convert into Base Rate Advances; and

(vi) the Borrower may not request a Libor Rate Advance if the Libor Rate applicable thereto would be less than (a) during the first twelve (12) months following the Closing Date, 5.0%, and (b) thereafter, 4.5%.

(d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Libor Rate Advances, the Borrower shall, and does hereby, indemnify each Lender against any loss (including any loss of anticipated profits), out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. Upon the Borrower’s request, each Lender seeking reimbursement for any such loss, cost or expense agrees to provide reasonably detailed calculations of any losses, costs or expenses incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions specified in Article III.

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(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for such day. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

(f) Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.04 Reduction of the Commitments.

(a) The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitment; provided that each partial reduction shall be in the aggregate amount of $500,000 or in integral multiples of $100,000 in excess thereof.

(b) Any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

Section 2.05 Prepayment of Advances.

(a) Optional. The Borrower may prepay the Advances, after giving by 10:00 a.m. (Denver, Colorado time) (i) in the case of Libor Rate Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances, one Business Day’s, irrevocable prior written notice (or irrevocable telephone notice promptly confirmed in writing) to the Administrative Agent stating the proposed date, aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided,

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however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Libor Rate Advances shall be applied to Libor Rate Advances comprising part of the same Borrowing; (B) any amounts prepaid in respect of Base Rate Advances shall be made in a minimum amount of $25,000 and in integral multiples of $25,000 in excess thereof, and (C) any prepayments made in respect of Borrowings comprised of Libor Rate Advances shall be made in a minimum amount of $25,000 and in integral multiples of $25,000 in excess thereof. Full prepayments of any Borrowing are permitted without restriction of amounts.

(b) Borrowing Base Deficiencies.

(i) If a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, deliver within I 0 days after the date such deficiency notice is received, written notice to the Administrative Agent indicating the Borrower’s election to take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency within the time specified in this Section 2.05(b) shall constitute an Event of Default):

(A) prepay the Advances, such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Lenders such that the applicable Borrowing Base Deficiency is cured within 30 days after the date of such notice by the Administrative Agent is received;

(C) repay the Advances, each in three monthly installments equal to one-third of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment; or

(D) combine the options provided in clause (B) and clause (C) above and make such three equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above; provided that the Borrower indicates the amount to be prepaid in installments and the amount to be provided as additional Collateral in the written notice of its election delivered to the Administrative Agent within the required 10 days.

The failure of the Borrower to provide a notice of its election within the required 10 days shall be deemed to be an election by the Borrower to take the actions provided for in clause (A) above.

(ii) Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the

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Advances as determined by the Administrative Agent and agreed by the Lenders in their sole discretion.

(c) Reduction of Commitments.

(i) On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances exceeds the lesser of (A) the aggregate Commitments, as so reduced, and (B) the Borrowing Base.

(ii) Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the adoption of or any change in any applicable Legal Requirement or in the interpretation of any applicable Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Libor Lending Office to perform its obligations under this Agreement to maintain any Libor Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 12:00 p.m. (noon) (Denver, Colorado time) and if not prohibited by law, (A) on the last day of the Interest Period for each outstanding Libor Rate Advance made by such Lender, or (B) if required by such notice, on the second Business Day following its receipt of such notice, either prepay all of the Libor Rate Advances made by such Lender then outstanding or Convert all of the Libor Rate Advances made by such Lender then outstanding to Base Rate Advances, and, in either case, pay all accrued interest on the principal amount prepaid or Converted to the date of such prepayment or Conversion and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment or Conversion being made on such date, (ii) to the extent the principal amount of Libor Rate Advances are prepaid, such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Libor Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Libor Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(e) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance,

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together with any accrued interest on the Commitment Termination Date or such earlier date pursuant to Section 7.02 or Section 7.03.

Section 2.07 This Section is omitted.

Section 2.08 Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee at a rate per annum equal to 0.375% on the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date. The commitment fee shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2014 and continuing thereafter through and including the Commitment Termination Date.

Section 2.09 Interest.

(a) Applicable Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal to the greater of: (i) the Base Rate plus 1.0% or (ii) 4.5%; provided, however, that during the first 12 months after the Closing Date, interest on any Base Rate Advance shall accrue at a rate per annum equal to the greater of: (i) the Base Rate plus 1.5% or (ii) 5.0%. Interest on Base Rate Advances shall be payable monthly in arrears on the last day of each calendar month commencing May 31, 2014, and on the date such Base Rate Advance shall be paid in full.

(ii) Libor Rate Advances. If such Advance is a Libor Rate Advance, a rate per annum during the Interest Period for such Advance equal to the greater of: (i) the Libor Rate for such Interest Period plus 2.0% or (ii) 4.5%; provided, however, that during the first 12 months after the Closing Date, interest on any Libor Rate Advance shall accrue at a rate per annum equal to the greater of: (i) the Libor Rate for such Interest Period plus 2.5% or (ii) 5.0%. Interest on Libor Rate Advances shall be payable on the last day of such Interest Period.

(b) Post Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then all Loans outstanding, in the case of an Event of Default, arid such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the rate otherwise applicable to such Advance plus 3.0%, but in no event to exceed the Maximum Rate.

(c) Usury Recapture.

(i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for

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hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender, pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans and other Credit Extensions made hereunder by such Lender, the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(iii) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE LOANS MADE HEREUNDER BY SUCH LENDER BE REFUNDED TO THE BORROWER.

Section 2.10 Payments and Computations.

(a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (noon) (Denver, Colorado time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, or a specific Lender pursuant to Section 2.08(d), 2.12, 2.13, 2.14, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be,

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and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Libor Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances obtained by all the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

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Section 2.12 Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or (c) any assignment of a Libor Rate Advance on a day other than the last day of the Interest Period therefore as a result of a request by the Borrower pursuant to Section 2.15; including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.12, each Lender shall be deemed to have funded each Libor Rate Advance made by it at the Libor Base Rate used in determining the Libor Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Libor Rate Advance was in fact so funded.

Section 2.13 Increased Costs.

(a) Libor Rate Advances. If due to either (i) the adoption of or any change (other than any change by way of imposition or increase of reserve requirements included in the Libor Rate Reserve Percentage) in any applicable Legal Requirement or in the interpretation of any applicable Legal Requirement or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining Libor Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(b) Capital Adequacy. If any Lender determines in good faith that compliance with any applicable Legal Requirement or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend and other commitments of this type, then, upon 30 days’ prior written notice by such Lender to the Borrower (with a copy of any such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender in light of such circumstances to the extent that

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such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend under this Agreement. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Dodd-Frank Act. Notwithstanding anything to the contrary contained herein, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the date of this Agreement.

Section 2.14 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings sought by any Governmental Authority, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision of the jurisdiction (all such non excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) and, in the case of each Lender, Taxes by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by applicable Legal Requirement to deduct any Taxes from or in respect of any sum payable to any Lender, or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower’s obligation to deduct or withhold Taxes is caused solely by such Lender’s or the Administrative Agent’s failure to provide the forms described in paragraph (d) of this Section 2.14 and such Lender or the Administrative Agent could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. THE BORROWER INDEMNIFIES EACH LENDER AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING

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THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED; PROVIDED THAT SUCH INDEMNITY SHALL NOT BE AVAILABLE TO THE EXTENT THAT SUCH TAXES OR LIABILITIES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER OR THE ADMINISTRATIVE AGENT. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT OR ANY SUCH LENDER. IF ANY LENDER OR THE ADMINISTRATIVE AGENT RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY THE BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER OR THE ADMINISTRATIVE AGENT, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO THE BORROWER THE BORROWER’S SHARE OF SUCH REFUND.

(d) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrower and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Lender which delivers to the Borrower and the Administrative Agent a Form W8-ECI or W8-BEN and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower and the Administrative Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower and the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Administrative Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required that renders all such forms inapplicable or that would prevent any Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such letter or forms. Upon notice by the Administrative Agent, the Borrower shall withhold tax at the rate and in the manner required by the laws of the

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United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

Section 2.15 Mitigation; Replacement of Lender.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13 or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment. A Lender shall not be required to make any such delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such delegation cease to apply.

(b) Replacement of Lender. If (i) any Lender requests compensation under Section 2.13(a) or (b), (ii) any Lender suspends its obligation to continue, or Convert Advances into, Libor Rate Advances pursuant to Section 2.03(c)(ii) or Section 2.11, or (iii) any Lender becomes a Defaulting Lender (any such Lender, a “Subject Lender”), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(i) as to assignments requested by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;

(ii) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

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(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 2.16 Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Advances of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a non-defaulting Lender (and the Advances and of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to non-defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III

CONDITIONS OF LENDING

Section 3.01 Conditions Precedent to Initial Borrowings. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement is subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following duly executed (which may be, in the Administrative Agent’s sole discretion, by facsimile or scanned pdf email) by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and where applicable, in sufficient copies for each Lender:

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(i) this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Guaranty, the Security Agreement, and Mortgages encumbering at least 85% (by PV10 value) of the Borrower’s Proven Reserves (as set forth in the Initial Engineering Report), and each of the other Loan Documents, and all attached exhibits and schedules;

(ii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the Board of Directors of the Borrower, approving the Loan Documents to which the Borrower is a party, (B) the bylaws of the Borrower, and (C) the certificate of incorporation of the Borrower duly certified by the Secretary of State of Colorado;

(iii) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents to which the Borrower is a party;

(iv) certificates of good standing for the Borrower in each state in which each such Person is organized or qualified to do business, which certificate shall be dated a date not sooner than 30 days prior to the date of this Agreement;

(v) appropriate UCC-1 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;

(vi) insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance that meet the requirements of this Agreement and the Security Instruments, and that are otherwise satisfactory to the Administrative Agent;

(vii) the Initial Engineering Report;

(viii) A cash flow forecast reviewed by B. F. Borgers CPA, P.C., in form and substance acceptable to the Administrative Agent;

(ix) the fee letter dated as of the Closing Date by and between Administrative Agent and Borrower;

(x) if so requested by Administrative Agent, advance reimbursement for Administrative Agent’s actual or estimated legal fees and other expenses incurred in connection herewith; and

(xi) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) Financial Statements, (ii) a certificate by an authorized Responsible Officer of the Borrower certifying that the initial Financial Statements

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have been prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition, results of operations, and cash flows as of such date in accordance with GAAP (subject, in each case, to the absence of footnotes and to year-end audit adjustments), (iii) such other financial information as the Lenders may reasonably request.

(c) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in (i) 85% (by PV10 value) of the Borrower’s and its Subsidiaries’ Proven Reserves (as set forth in the Initial Engineering Report), and (ii) substantially all of the personal property of the Borrower and its Subsidiaries) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(d) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties of the Borrower and its Subsidiaries and that such Oil and Gas Properties constitute at least 85% (by PV 10 value) of the Borrower’s and its Subsidiaries’ Proven Reserves (as set forth in the Initial Engineering Report) as determined by the Administrative Agent in its sole discretion.

(e) No Default. No Default shall have occurred and be continuing.

(f) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects as of the date hereof (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time).

(g) Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred.

(h) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of the Borrower and its Subsidiaries or (B) this Agreement or any transaction contemplated hereby or

(ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit E, executed by a duly authorized Responsible Officer of the Borrower.

G) Operating Account. Borrower shall have opened its Operating Account with Administrative Agent.

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(k) USA Patriot Act. The Borrower shall have delivered to each Lender that is subject to the Act such information requested by such Lender in order to comply with the Act.

Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Conversion or Continuation and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such statements are true):

(i) the representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); and

(ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom;

(b) the Administrative Agent shall have received such other approvals, opinions, or documents as any Lender through the Administrative Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.01 Existence; Subsidiaries. The Borrower is (a) a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and (b) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Subsidiary of the Borrower is (i) duly organized, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of formation and (ii) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the date of this Agreement, the Borrower owns no other Equity Interests in any Person except as set forth in Schedule 4.01.

Section 4.02 Power. The execution, delivery, and performance by the Borrower and by each Subsidiary of this Agreement, the Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower’s and such Subsidiaries’ governing powers, (b) have been duly authorized by all

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necessary governing action, (c) do not contravene (i) the Borrower’s or any Subsidiary’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance, such Advance, and the use of the proceeds of such Advance, will be within the Borrower’s governing powers, will have been duly authorized by all necessary limited liability company action, will not contravene (i) the Borrower’s limited liability company agreement, certificate of formation or other organizational documents, or (ii) any law or any contractual restriction binding on or affecting the Borrower, and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party or by each Subsidiary of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing, except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.

Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the other Loan Documents to which each Subsidiary is a party have been duly executed and delivered by its Subsidiaries. Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Subsidiary that is a party to it, enforceable against the Borrower and each such Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.05 Financial Statements.

(a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. All projections, estimates, and pro forma financial information furnished by the Borrower, whether pursuant to financial statements or in connection with other information delivered to any Lender or the Administrative Agent, were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were made in light of current and

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foreseeable conditions (it being understood that projections as to future events are not to be viewed as facts and that actual results may differ from projected results).

(b) Since December 31, 2013, no event or circumstance that could cause a Material Adverse Change has occurred.

Section 4.06 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, is, and all other such factual information hereafter furnished by or on behalf of the Borrower and its Subsidiaries in writing to the Administrative Agent or any of the Lenders, shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.

Section 4.07 Litigation; Compliance with Laws.

(a) There is no pending or, to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of its Subsidiaries which seeks to adjudicate the Borrower or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) The Borrower and its Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. The offer, sale, and issuance of all outstanding Equity Interests in the Borrower have been made in compliance with all applicable Legal Requirements, including without limitation federal and state Legal Requirements relating to the offer and sale of securities.

Section 4.08 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.08. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

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Section 4.09 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Taxes.

(a) Reports and Payments. All material Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of the Borrower, its Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, and such Returns are and will be true, complete, and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b) Taxes Definition. “Taxes” in this Section 4.10 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c) Returns Definition. “Returns” in this Section 4.10 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11 ERISA.

(a) The Borrower, the Subsidiaries and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (1) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

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(d) Full payment when due has been made of all amounts which the Borrower, the Subsidiaries or any ERISA Affiliate is required under the terms of Each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) Neither the Borrower, the Subsidiaries nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to the Title IV of ERISA, section 302 f ERISA or section 412 of the Code.

Section 4.12 Condition and Title of Property; Casualties. Each of the Borrower and its Subsidiaries has good and defensible title to, or valid leasehold interest in, or has the right to use pursuant to valid licenses, all of its Oil and Gas Properties, free and clear of all Liens, except for Permitted Liens. The material Properties owned or leased by the Borrower or any of its Subsidiaries in the continuing operations of the Borrower and each of its Subsidiaries are in good repair, working order and operating condition (subject to normal wear and tear). With respect to the Initial Engineering Report, (A) the Borrower owns the Oil and Gas Properties specified therein and such Oil and Gas Properties are free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report, the PDP Reserves identified therein was developed for Hydrocarbons, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title and beneficial interests of the Borrower set forth in such Engineering Report include the entire record title and beneficial interests of the Borrower in such Oil and Gas Properties, are complete and accurate in all material respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower in such Oil and Gas Properties as set forth in Engineering Report, and (E) no operating or other agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of its Subsidiaries in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event the Borrower or any of its Subsidiaries is obligated under an operating agreement to assume a portion of a defaulting or non-consenting party’s share of costs.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could

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reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Subsidiary is a party. Neither the Borrower nor any of its Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Subsidiary is a party.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc. The Borrower and its Subsidiaries (i) have obtained all Environmental Permits required under Environmental Law for the ownership and operation of their respective Properties and the conduct of their respective businesses, except where such failure would not reasonably be expected to cause a Material Adverse Change; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any outstanding material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to the Borrower’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned, leased or operated Property of the Borrower or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by the Borrower or any of its Subsidiaries, wherever located, that could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or its Subsidiaries on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

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Section 4.15 Permits, Licenses, Etc. The Borrower and its Subsidiaries possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. The Borrower and its Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.

Section 4.16 Gas Contracts. Neither the Borrower nor any of its Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower’s and its Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) has produced gas, in any material amount, subject to, and neither the Borrower’s nor any of its Subsidiaries’ Oil and Gas Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements or joint operating agreements, except as has been disclosed to the Administrative Agent, in all cases other than those imbalances which occur in the ordinary course of business and which do not, in the aggregate, exceed 2% of the value of the Proven Reserves of the Borrower and its Subsidiaries.

Section 4.17 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Subsidiaries is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions (other than filings of Mortgages and financing statements contemplated by this Agreement and the Security Agreement). Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, (i) all leases and agreements for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.18 Solvency and Insurance. Before and after giving effect to the making of the initial Advances, the Borrower and each of its Subsidiaries is Solvent. Furthermore, each of the Borrower and its Subsidiaries carry insurance required under Section 5.02 of this Agreement.

Section 4.19 Material Agreements. To the extent requested, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

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ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Subsidiaries’ Oil and Gas Properties.

Section 5.02 Maintenance of Insurance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations, or organizations reasonably satisfactory to the Administrative Agent, covering such casualties, risks, perils, liabilities and other hazards as is customary in the oil and gas industry and is otherwise reasonably acceptable to the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.

(b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance covering damage to personal property of the Borrower and its Subsidiaries shall have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent and all liability policies of insurance covering the Borrower and its Subsidiaries shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy

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notwithstanding any act of negligence of the Borrower, or a Subsidiary or any party holding under the Borrower or a Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Subsidiary, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.

Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall (a) preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation or such other foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Subsidiaries to permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Subsidiary with any of their respective officers or directors.

Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:

(a) Annual Financials. As soon as available but in any event not later than 90 days after the end of fiscal year of the Borrower, commencing with the fiscal year ending December

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31, 2014, (i) (A) a copy of the annual audit report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants of national standing reasonably acceptable to the Administrative Agent, and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit or review, as applicable, (B) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that such audit was conducted by such accounting firm in accordance with generally accepted auditing standards, and (C) a Compliance Certificate executed by a Responsible Officer of the Borrower and (ii) a copy of the unaudited annual consolidating financial statements, if any, of each of its Subsidiaries, including therein such Subsidiary’s balance sheet and statements of income, cash flows, and retained earnings for such fiscal year;

(b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with the fiscal quarter ending June 31, 2014, (i) the unaudited balance sheet and the statements of income, cash flows, and retained earnings of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and reviewed by an independent certified public accountant chosen by Borrower and acceptable to Administrative Agent, and (ii) a Compliance Certificate executed by the Responsible Officer of the Borrower;

(c) Tax Returns. As soon as available and in any event within ten days of filing, all federal, state, local and foreign Tax Returns and any extensions thereof required to have been filed by the Borrower and its Subsidiaries.

(d) Oil and Gas Engineering Reports.

(i) As soon as available but in any event on or before March 15 of each year, an Independent Engineering Report dated effective as of the immediately preceding December 31;

(ii) As soon as available but in any event on or before September 15 of each year, an Internal Engineering Report dated effective as of the immediately preceding July 1:

‘

(iii) As soon as available but in any event on or before December 15, 2014, an Internal Engineering Report effective as of October 1, 2014;

(iv) As soon as available but in any event on or before June 15, 2015, an Internal Engineering Report effective as of April 1, 2015;

(v) With the delivery of each Engineering Report, a certificate from a Responsible Officer of the Borrower certifying that, to the best of his/her knowledge and in all material respects: (a) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material

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respects, (b) the Borrower or its Subsidiary, as applicable, owns good and defensible title to the Oil and Gas Properties evaluated in such Engineering Report and such Oil and Gas Properties are free and clear of all Liens (except Permitted Liens) and such Oil and Gas Properties are subject to an Acceptable Security Interest to the extent required by this Agreement, (c) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances (other than imbalances occurring in the ordinary course of business and which do not, in the aggregate, exceed 2% of the value of the Proven Reserves of the Borrower and its Subsidiaries), take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (d) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, and, (e) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, and (f) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or any of its Subsidiaries, as applicable, from its Oil and Gas Properties.

(e) Production Reports. As soon as available and in any event within 75 days after the end of each fiscal quarter, commencing with the fiscal quarter ended March 31, 2014, a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a monthly basis (i) the production, volumes, revenue and associated lease operating statements for the Oil and Gas Properties of the Borrower and its Subsidiaries containing Proven Reserves in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the truth and accuracy of such analyses in all material respects; (ii) any material changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter, and (iii) any sales of the Borrower’s or any Subsidiaries’ Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter;

(f) Defaults. As soon as possible and in any event within three business days after an officer of the Borrower or a Subsidiary has knowledge of (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Subsidiary having an aggregate principal amount in excess $250,000, in each case which Default or default is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Subsidiary has taken and proposes to take with respect thereto;

(g) ERISA Compliance. The Borrower will promptly furnish and will cause its Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal

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Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,’’ as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President nor the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto;

(h) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (ii) any action or omission on the part of the Borrower or any Subsidiary or any former Subsidiaries in connection with Hazardous Waste or Hazardous Substances that could reasonably result in the imposition of liability therefor, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Subsidiary, or any of their leased or owned Property, wherever located;

(i) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

G) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound;

(k) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower threatened, or affecting the Borrower, or any of its Subsidiaries that could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed or reasonably be expected to exceed $250,000;

(1) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the

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Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report;

(m) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement relating to Debt of the Borrower or its Subsidiaries in an aggregate principal amount in excess of $250,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;

(n) Annual Cash Flow Forecast. As soon as available but in any event not later than January 30 of each year, an annual cash flow forecast for that year reviewed by a firm of independent certified public accountants chosen by Borrower and acceptable to the Administrative Agent and each Lender; and

(o) Budget Reconciliations. Reconciliations of actual income and expenses to budgeted income and expenses (i) monthly for the period from March 2014 through April 2015, not later than 60 days after the end of each month, and (ii) quarterly thereafter, not later than 60 days after the end of each quarter;

(p) Compliance Certificate. At the time of submission of the financial statements described in 5.06(a) and (b) above, and upon submission of any required calculation pursuant to Section 6.01 through 6.03, a Compliance Certificate in the form of Exhibit B (A) attesting to the authenticity of such financial statements, (B) stating that such Person has read this Agreement and the Security Documents, (C) stating that after reviewing the financial statements described above such Person has concluded that there did not exist any condition or event as of the date of such financial statements or at the time of the report which constituted an Event of Default or a Default, or, if such Person did conclude that such condition or event existed, specifying the nature and period of existence of any such condition or event, and (D) showing the calculation of, and Borrower’s compliance or non-compliance with, all of the applicable financial covenants contained herein; and

(q) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.

Section 5.07 Maintenance of Property; Environmental Assessments. The Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair (ordinary wear and tear excepted) and shall abstain, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

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Section 5.08 Use of Proceeds. The Borrower shall use the proceeds of the Advances only for (a) the payment of fees and expenses, including legal expenses, associated with the closing of this Agreement, (b) the acquisition and development of Oil and Gas Properties to the extent permitted herein, (c) other working capital and other general corporate purposes, and (d) payoff of certain existing debt as described on Schedule 5.08.

Section 5.09 Title Evidence. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title information (including, if requested, supplemental or new title opinions addressed to it), which title information (a) shall collectively cover at least 85% (by PV IO value) of the Borrower’s and its Subsidiaries’ Proven Reserves as determined by the Administrative Agent, (b) shall be in form and substance acceptable to the Administrative Agent in its sole discretion, and (c) may, if requested by the Administrative Agent, include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries. Without limiting the foregoing, no Proven Reserves that are categorized as “proved, developed and producing” attributable to wells drilled after the date of this Agreement shall be included for consideration in the Borrowing Base under such category unless and until the Administrative Agent has received either a drilling title opinion or other title evidence reasonably acceptable to the Administrative Agent and otherwise in form and substance satisfactory to the Administrative Agent covering the well or wells to which such Proven Reserves are attributed.

Section 5.10 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 90 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions that are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions that are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver

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to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10. In addition, the Borrower shall cause the Administrative Agent to, at all times, have an Acceptable Security Interest in at least 85% (by PV l O value) of the Borrower’s and its Subsidiaries’ Proven Reserves.

Section 5.11 Material Agreements. The Borrower shall, and shall cause each Subsidiary to, comply with all material terms, conditions, or covenants of any material contract or agreement to which the Borrower or any of its Subsidiaries is a party or by which they or their Properties may be bound.

Section 5.12 Leases; Development and Maintenance. The Borrower will, and will cause its Subsidiaries to: (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.13 Post-Closing Matters.

(a) Operating Account. Within sixty (60) days of the Closing Date, Borrower shall close all existing operating accounts with financial institutions other than Administrative Agent and shall deposit all of its operating funds into the Operating Account, and thereafter all payments received by Borrower shall be deposited in the Operating Account.

(b) Cash Flow Forecast. Within sixty (60) days of the Closing Date, the cash flow forecast for 2014 delivered to Administrative Agent on the Closing Date pursuant to Section 3.0l (a)(ix) shall be reviewed and approved by the accounting firm of EKS&H.

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ARTICLE VI

NEGATIVE COVENANTS

So long as any Note or any amount under any Loan Document shall remain unpaid, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01 Leverage Ratio. The Borrower shall not permit, as of the end of each fiscal quarter commencing with fiscal quarter ending December 31, 2014, the ratio of (a) all Funded Debt of the Borrower and its Subsidiaries as of such fiscal quarter end to (b) the consolidated EBITDAX of the Borrower and its Subsidiaries for the four-fiscal quarter period then ended, to be greater than 3.00 to 1.00; provided that, in calculating such ratio (i) for the fiscal quarter ending December 31, 2014, EBITDAX shall be measured by multiplying EBITDAX for the fiscal quarter then ended by four; (ii) for the fiscal quarter ending March 31, 2015, EBITDAX shall be measured by multiplying EBITDAX for the two fiscal quarters then ended by two; (iii) for the fiscal quarter ending June 30, 2015, EBITDAX shall be measured by multiplying EBITDAX for the three fiscal quarters then ended by 4/3; and (iv) for each fiscal quarter ending on or after September 30, 2015, EBITDAX shall be EBITDAX for the four-fiscal quarter period then ended.

Section 6.02 Borrower’s Equity. Borrower’s Owner’s Equity shall not be less than $5,250,000 as of December 31, 2014 and at any time thereafter.

Section 6.03 Minimum EBITDAX and Equity Raise. Borrower’s monthly EBITDAX and monthly equity raises shall not be less than the amounts shown on Schedule 6.03 for the relevant time periods shown thereon; provided that Borrower shall not be in breach of this covenant if during any month when Borrower has an EBITDAX or equity raise less than the amount shown on Schedule 6.03 if during such month Borrower has a cumulative EBITDAX or cumulative equity raise, as applicable, in excess of the amount shown on said Schedule.

Section 6.04 Liens. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume, or suffer to exist:

(a) Liens granted under a Loan Document and securing the Obligations;

(b) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Subsidiary’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Subsidiaries, and (iii) is otherwise permitted hereunder;

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(c) Liens securing Capital Leases which are permitted under this Agreement; provided that the Debt secured by such Liens (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Subsidiaries and(ii) is not increased in amounts;

(d) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(e) Liens in favor of vendors, carriers, warehousemen, landlords, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;

(f) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(g) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments;

(h) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;

(i) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments or herein, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto;

(j) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;

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(k) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.0 l (f);

(1) rights reserved to or vested in any Governmental Authority to control or regulate any Property of the Borrower or any of its Subsidiaries, or to use such Property; provided that, such rights (i) could not reasonably be expected to materially impair the use of such Property for the purpose for which it is held by the Borrower or any such Subsidiary and (ii) could not reasonably be expected to materially diminish the value of such Property;

(m) the filing of UCC financing statements solely as precautionary measure m connection with operating leases or consignment of goods;

(n) Bankers’ Liens, rights of setoff and other similar Liens ex1stmg solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; and

(o) Liens arising in the ordinary course of business to secure the Debt permitted under Section 6.05 below.

Section 6.05 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) Debt of the Borrower and its Subsidiaries under the Loan Documents;

(b) Debt secured by the Liens permitted under paragraphs (b) or (c) of Section 6.01 in an aggregate amount not to exceed $250,000 at any time;

(c) Debt in the form of obligations for the deferred purchase price of Property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;

(d) Debt under Hedge Contracts that are not prohibited by the terms of Section 6.14 provided that (i) such Debt shall not be secured, and (ii) such Debt shall not obligate the Borrower or any of its Subsidiaries to any margin call requirements;

(e) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower or any of its Subsidiaries in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties; and

(f) Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that, such Debt is fully subordinated to the Obligations on terms acceptable to the Administrative Agent; and

(g) Other unsecured Debt in an aggregate principal amount not exceeding $100,000.

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Section 6.06 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary from paying dividends to the Borrower, or that requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Legal Requirements or (ii) customary restrictions or conditions imposed by any agreement relating to other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Debt.

Section 6.07 Merger or Consolidation; Asset Sales.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to merge or consolidate with or into any other Person other than the merger of a Subsidiary into the Borrower or another Subsidiary (except that, with respect to any such merger or consolidation involving the Borrower, the Borrower must be the surviving entity); provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to make a Disposition other than:

(i) the sale of Hydrocarbons in the ordinary course of business;

(ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) contemporaneously replaced by equipment of at least comparable value and use;

(iii) sales, leases, transfers, assignments, farmouts, conveyance or dispositions of Oil and Gas Property for fair market value to which no Proven Reserves are attributed;

(iv) the Disposition of Property to the Borrower or a Subsidiary of the Borrower; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral; and

(v) the Disposition of Oil and Gas Properties so long as after giving effect to such Disposition, the sum of (a) the aggregate Borrowing Base value attributed by the Administrative Agent to all Hydrocarbon Hedge Agreements that have been novated, assigned, amended, modified or terminated since the immediately preceding scheduled redetermination of the Borrowing Base plus (b) the aggregate fair market value of all Dispositions of Oil and Gas Properties that have been consummated since the immediately preceding scheduled redetermination of the Borrowing Base does not exceed an amount equal to 5% of the Borrowing Base then in effect.

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Section 6.08 Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any Restricted Payments, except that (a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower, and (b) after December 31, 2014, Borrower may make Restricted Payments unless, immediately before any such Restricted Payment, immediately after any such Restricted Payment, or as of the end of the Fiscal Quarter in which any such Restricted Payment occurs, a Default or Borrowing Base Deficiency shall have occurred and be continuing hereunder or Borrower shall be out of compliance with any of its covenants contained in this Agreement or any other Loan Documents.

Section 6.09 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person or purchase any Oil and Gas Properties except:

(a) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(b) loans, advances, or investments between or among the Borrower and any Subsidiaries that are Guarantors;

(c) advances in the form of prepaid rent or security deposits;

(d) bank deposits in the ordinary course of business;

(e) investments consisting of securities received in connection with the bankruptcy or insolvency of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(f) other debt or equity investments not to exceed $250,000 in the aggregate during any fiscal year of the Borrower; and

(g) acquisition of Oil and Gas Properties (directly rather than an acqms1t10n of Equity Interests in a Person that owns Oil and Gas Properties); provided that (i) no Default exists before and after giving effect to such acquisition and, (ii) after giving effect to such acquisitions, the Administrative Agent shall have an Acceptable Security Interest in at least 85% (by PV10 value) of the Borrower’s and its Subsidiaries’ Proven Reserves.

Section 6.10 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than transactions among the Borrower and its Subsidiaries that are Guarantors) unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.

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Section 6.11 ERISA Compliance. The Borrower will not, and will not permit any of its Subsidiaries to, at any time:

(a) Engage in, or permit any ERJSA Affiliate to engage in, any transaction in connection with which the Borrower, a Subsidiary or any ERlSA Affiliate could be subjected to either a civil penalty assessed pursuant to Subsections (cc), (i), (1) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(c) Contribute to or assume an obligation to contribute to, or permit any ERJSA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERJSA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion oat any time without any material liability, or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERlSA or section 412 of the Code.

Section 6.12 Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property that the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred, except for the sale-and leaseback of furniture, fixtures, and equipment not to exceed $100,000.

Section 6.13 Change of Business. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Subsidiary operate or carry on business in any jurisdiction other than the United States.

Section 6.14 Organizational Documents, Name Change.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in any manner adverse to the interest of the Administrative Agent and the Lenders, or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to the Administrative Agent.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

Section 6.15 Use of Proceeds. The Borrower will not permit the proceeds of any Advance to be used for any purpose other than those permitted by Section 5.08. The Borrower

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will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower has taken or shall take, nor permit any of the Borrower’s Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Exchange Act, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.16 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the normal course of business and (b) do not exceed 2% of the value of the Proven Reserves of the Borrower and its Subsidiaries), take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 6.17 Limitation on Hedging.

(a) Speculative Purposes. The Borrower shall not, nor shall it permit any of its Subsidiaries to purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes.

(b) Risk Management; Term. The Borrower shall not, nor shall it permit any of its Subsidiaries to be party to or otherwise enter into any Hedge Contract that (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations or (ii) is longer than three years in duration.

(c) Additional Limitations on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to, be party to or enter into any Hedge Contract; provided that, the Borrower and its Subsidiaries may be party to and enter into Hydrocarbon Hedge Agreements covering PDP Reserves subject to the following limitations:

(i) before and after giving effect to such Hydrocarbon Hedge Agreement, all Hydrocarbon Hedge Agreements (other than Hydrocarbon Hedge Agreements that merely provide for a minimum floor price for the notional volumes attributable to such Hydrocarbon Hedge Agreements) to which the Borrower or any of its Subsidiaries is a party or which covers any Oil and Gas Properties of the Borrower or any of its Subsidiaries shall cover no more than 80% of the anticipated production of gas volumes and no more than 80% of the anticipated production of oil volumes, in either case, attributable to the Borrower’s or any of its Subsidiaries’ PDP Reserves, as reflected in the most recently delivered Engineering Report under Section 2.02(b)(i) or Section 2.02(b)(ii), or if at least three months have passed since the delivery of such Engineering Report, as reflected in an Internal Engineering Report delivered by the Borrower and accepted by the Administrative Agent; and

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(ii) such Hydrocarbon Hedge Agreements shall be entered into with an Approved Counterparty; and

(iii) such obligations owing in respect of such Hydrocarbon Hedge Agreements are unsecured and not supported by any letter of credit or other similar credit support; and

(iv) such Hydrocarbon Hedge Agreements shall otherwise comply with the terms of this Agreement.

Notwithstanding the foregoing, (A) put option contracts that are not related to corresponding calls, collars, swaps or basis swaps shall not be included in calculating such percentage thresholds and (B) with regard to a “costless collar” that involves the purchase of a put and the sale of a call for the same volumes, dates and commodities, only the volumes associated with the call will be included in calculating such percentage thresholds.

Section 6.18 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create or acquire any additional Subsidiaries without (a) prior written notice to the Administrative Agent, (b) such new Subsidiary executing and delivering to the Administrative Agent, at its request, a Guaranty, a Security Agreement, and a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request, (c) the delivery by the Borrower and each Subsidiary of any certificates, opinions of counsel, title opinions, or other documents as the Administrative Agent may reasonably request relating to such Subsidiary, and (d) the Borrower and its Subsidiaries owning 100% of the Equity Interests of such Subsidiary.

Section 6.19 Operating Leases. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligations as lessee (other than pursuant to sale-and-leaseback transactions which the parties hereto acknowledge are covered under Section 6.09) for the rental or hire of real or personal property of any kind under leases or agreements to rent or lease (other than Leases) having an original term of one year or more that would cause the direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $250,000 payable in any period of 12 consecutive months.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. The Borrower (i) shall fail to pay when due any principal under the Notes or any other Loan Document or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document and such failure shall continue for a period of three Business Days after the due date therefor;

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(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower or any of its Subsidiaries or any other Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document or (ii) by the Borrower or any of its Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c) Covenant Breaches. The Borrower or any of its Subsidiaries or any other Guarantor shall (i) fail to perform or observe any term or covenant set forth in Section 2.05(b), Section 5.03 (with respect to the existence of the Borrower or any Subsidiary), or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered by clause (i) above or any other provision of this Section 7.01 and such failure shall remain unremedied for a period of thirty days after the occurrence of such breach or failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any of its Subsidiaries);

(d) Cross-Defaults. (i) The Borrower and or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $250,000 individually or when aggregated with all such Debt of the Borrower or any of its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $250,000 individually or when aggregated with all such Debt of the Borrower or such Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $250,000 individually or when aggregated with all such Debt of the Borrower or such Subsidiary shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that for purposes of this paragraph (d), the “principal amount” of the obligations in respect of Hedge Contracts at any time shall be the Swap Termination Value thereof.

(e) Insolvency. (i) The Borrower or any of its Subsidiaries or any other Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary either such proceeding shall remain undismissed or unstayed

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for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Subsidiaries, shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgment. Any judgment or order for the payment of money in excess of $250,000 shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Change in Control. The Borrower shall have discontinued its usual business or a Change in Control shall have occurred;

(h) Borrowing Base. Any failure to cure any Borrowing Base Deficiency m accordance with Section 2.05;

(i) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or any of its Subsidiaries or any such Person shall so state in writing;

(j) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral (other than Collateral released in accordance with this Agreement or any other Loan Document) as determined by the Administrative Agent or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower or any of its Subsidiaries except as a result of the sale or other disposition of the applicable Collateral permitted under the Loan Documents;

(k) Potential Failure of Title. The title of the Borrower or any of its Subsidiaries to any material portion of the Oil and Gas Properties subject to the Mortgages shall become the subject matter of litigation before any Governmental Authority or arbitrator that could reasonably be expected to result in a material defect or failure with respect to the Borrower’s or such Subsidiary’s title to such Oil and Gas Properties;

(1) Material Adverse Change. An event resulting in a Material Adverse Change shall have occurred; or

(m) Casualty. Loss, theft, substantial damage, or destruction of a material portion of the Collateral that is the subject of any Security Instrument not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred.

Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

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(a) the Administrative Agent (i) shall at the request, or may with the consent of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender hereunder, including making Advances, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings.

Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

(a) (i) the obligation of each Lender to make extensions of credit hereunder shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself and the Lenders by appropriate proceedings.

Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate of a Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, such Lender or such Affiliate of a Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, such Lender or such Affiliate of a Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, and each Lender (for itself and its Affiliates) agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, such Lender or such Affiliate of a Lender, provided that the failure to give such notice shall not affect the validity of

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such set-off and application. The rights of the Administrative Agent, each Lender and each Affiliate of a Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument, or any other agreement with the Borrower or any of its Subsidiaries that secures any of the Obligations, shall be applied in the following order:

(a) First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument, or other collateral documents, and any applicable law;

(b) Second, the remainder, if any, to the Borrower, its Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Loan Document, or applicable law.

Section 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except

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for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (:t) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 8.03 The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it, and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.

Section 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.05 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER

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WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER. To the extent that the indemnity obligations provided in this Section 8.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.05 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 9.10.

Section 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving not less than 30 days prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent

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on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 8.07 Additional Agents. None of the agents (other than the Administrative Agent) or arrangers referred to on the cover of this Agreement shall have any duties, obligations or liabilities in their respective capacities as agents or arrangers.

Section 8.08 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. The Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).

(b) Each Secured Party irrevocably authorizes the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, ; (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; or(v) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to

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this Section 8.08. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by the Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, or any fees or other amounts payable hereunder, or extend the Maturity Date or the Commitment Termination Date, (e) change the percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 or this Section 9.01, (g) amend the definition of “Required Lenders,” (h) release any Subsidiary from its obligations under any Guaranty, or (i) release any Collateral securing the Obligations except as permitted under this Agreement and except for releases of Collateral sold, transferred, or otherwise disposed of as permitted by this Agreement; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent, as the case may be, under this Agreement or any other Loan Document. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts.

Section 9.02 Notices, Etc. All notices and other communications shall be in writing (including, without limitation, facsimile) and mailed by certified mail, return receipt requested, sent by facsimile, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, sent by facsimile, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when facsimile transmission is completed or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.

Section 9.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right

66

preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04 Costs and Expenses. The Borrower shall pay on demand (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of in-house and outside-retained counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and the syndication, if any, of credit facilities hereunder; and (ii) all reasonable out-of-pocket costs and expenses incurred by any Lender (including the fees, charges and disbursements of any in-house and outside retained counsel for any Lender), in connection with the enforcement or protection of its rights

(A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

Section 9.05 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.06 Lender Assignments and Participations.

(a) Assignments. Any Lender may assign to one or more Eligible Assignee all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (iv) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been

67

assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, or sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall

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execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

(e) Participations. Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any Affiliate or Subsidiaries thereof) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting the Borrower or any Subsidiary to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date, or the Commitment Termination Date. The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Lender to the extent of their respective participations.

(f) A participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent.

Section 9.07 Indemnification. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LENDERS, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THEM IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (A) INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE OR STRICT LIABILITY, (B) INCLUDING WITHOUT LIMITATION ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, AND (C) INCLUDING WITHOUT LIMITATION ANY SUCH OTHER LOSSES, LIABILITIES, CLAIMS,

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DAMAGES, OR EXPENSES RESULTING FROM ANY LITIGATION, LEGAL PROCEEDING OR OTHER TYPE OF ACTION, REGARDLESS OF WHETHER ANY PARTY BEING INDEMNIFIED IS PARTY TO SUCH LITIGATION, LEGAL PROCEEDING OR OTHER ACTION, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED.

Section 9.08 No Consequential Damages. The Parties to this Agreement agree not to assert any claim against any other party to this Agreement or any other Loan Document, any Affiliates of the foregoing, or any of their respective directors, officers, employees, attorneys, agents and advisors, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents.

Section 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be executed by means of the delivery of a facsimile or other electronic transmission which shall be deemed to be an original.

Section 9.10 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.11 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.12 Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural purposes.

Section 9.13 Governing Law. This Agreement, the Notes, and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

Section 9.14 Submission to Jurisdiction. The Borrower hereby irrevocably submits to the jurisdiction of any Colorado state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an

70

inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.15 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 9.17 PRIOR OR ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

[Remainder of this page intentionally left blank. Signature page follows.]

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EXECUTED as of the date first above written.

BORROWER:

THREE FORKS, INC.

By:	/s/ W. Edward Nichols
W. Edward Nichols, Chief Executive Officer

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT/LENDER :

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Gail J. Nofsinger
Gail J. Nofsinger, Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A

Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] 2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignor[s]:

[for each Assignee, indicate [Subsidiary][Affiliate] of [identify Lender]]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A -Form of Assignment and Acceptance

3. Borrower:	THREE FORKS, INC., a Colorado corporation

4. Administrative Agent:	GUARANTY BANK AND TRUST COMPANY, as the administrative agent under the Credit Agreement

5. Credit Agreement:	Credit Agreement dated as of May 9, 2014 among Borrower, the Lenders party thereto from time to time, and Guaranty Bank and Trust Company as Administrative Agent.

6. Assigned Interest[s]:

Assignor[s ]	Assignee[ s]	Facility Assigned	Aggregate Amount of Commitments IAdvances for all Lenders	Amount of Commitment I Advances Assigned3	Percentage Assigned of Commitment I Advances 4	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7. Trade Date:

Effective Date:                         , 20

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S]6

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

4 Set forth, to at least 9 decimals, as a percentage of the Commitment I Advances of all Lenders thereunder.

5 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

6 Add additional signature blocks as needed.

Exhibit A -Form of Assignment and Acceptance

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Exhibit A -Form of Assignment and Acceptance

Annex 1

To Exhibit A - Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, its Subsidiaries or Affiliates or any other Person of any of its obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.06 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.06 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 3.0l(c) or Section 5.06(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments

Annex 1

To Exhibit A -Assignment and Acceptance

by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Colorado.

Annex 1

To Exhibit A -Assignment and Acceptance

EXHIBIT B

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This certificate dated as of ______________, _______ is prepared pursuant to the Credit Agreement dated as of May 9, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”) among Three Forks, Inc., a Colorado corporation (“Borrower”) the lenders party thereto from time to time (the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent for such Lenders. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned hereby certifies (a) that no Default or Event of Default has occurred or is continuing, (b) that all of the representations and warranties made by the Borrower in the Credit Agreement and the other Loan Documents are true and correct in all material respects as if made on this date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time), and (c) that as of the last day of the previous fiscal quarter, the following statements, amounts and calculations were true and correct:

(a)	Funded Debt Ratio:
	(1) Borrower’s Funded Debt:	$
(2) Borrower’s consolidated EBITDAX for the most recently completed four fiscal quarters:
	Ratio ( (1) I (2) ) :		---:1.00

	Minimum Per Agreement		3.0: 1.0

(b)	Owner’s Equity: (at and after 12/31/2014)
	Equity in Borrower:	$

	Goodwill and other intangible assets:	$

	Result:	$

	Minimum Per Agreement:		$5,250,000

(c)	Minimum EBITDAX and Equity Raise

	Minimum Per Agreement:	$
	Minimum per Agreement:	$

	Monthly Equity Raise:	$
	Minimum per Agreement:	$

Exhibit B – Compliance Certificate

EXECUTED by the undersigned as of the date first written above.

THREE FORKS, INC.
a Colorado corporation

By:
Name:
Title:

Exhibit B – Compliance Certificate

EXHIBIT C

Form of Guaranty

GUARANTY AGREEMENT

This Guaranty Agreement dated as of May 9, 2014 (this “Guaranty”) is executed by TFI Operating Company, Inc., a Colorado corporation (“Guarantor”), in favor of Guaranty Bank and Trust Company, as Administrative Agent (as defined below) for the ratable benefit of itself and the Lenders (as defined below; together with the Administrative Agent, individually a “Beneficiary”, and collectively, the “Beneficiaries”).

A. This Guaranty is given in connection with that certain Credit Agreement dated as of May 9, 2014 (as it has been or may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Three Forks, Inc., a Colorado corporation (the “Borrower”), the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent (in such capacity, the “Administrative Agent”).

B. Guarantor desires to execute and deliver this Guaranty to secure the due payment and performance of all Obligations (as defined in the Credit Agreement).

C. Guarantor is a Subsidiary of the Borrower and will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement).

NOW, THEREFORE, in consideration of the premises, Guarantor hereby agrees as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Guaranty that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of (i) all Obligations, whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts required to be provided as collateral, indemnities, expenses or otherwise, and (ii) all obligations under this Guaranty (collectively, the “Guaranteed Obligations”). Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Subsidiary thereof to the Administrative Agent or any Lender under the Loan Documents but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Subsidiary thereof.

Section 3. Guaranty Absolute. Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent, and any Lender with respect thereto. The obligations of Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably and

Exhibit C - Form of Guaranty

unconditionally waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or to any Subsidiary thereof or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Loan Documents or any other assets of the Borrower or any other Person;

(e) any change, restructuring or termination of the corporate structure or existence of the Borrower or any other Person;

(f) any failure of any Lender, the Administrative Agent or any other Beneficiary to disclose to the Borrower or Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, any Lender or any other Beneficiary (and Guarantor hereby irrevocably waives any duty on the part of any Beneficiary to disclose such information);

(g) any signature of any officer of the Borrower or any other Person being mechanically reproduced in facsimile or otherwise; or

(h) any other circumstance or any existence of or reliance on any representation by any Beneficiary that might otherwise constitute a defense available to, or a discharge of, the Borrower, Guarantor or any other guarantor, surety or other Person.

Section 4. Continuation and Reinstatement, Etc. Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Lender, the Administrative Agent, receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. GUARANTOR SHALL DEFEND AND INDEMNIFY EACH BENEFICIARY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 4 (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING, WITHOUT LIMITATION, SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED BENEFICIARY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT

Exhibit C - Form of Guaranty

JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED BENEFICIARY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE LIABILITIES OF GUARANTOR AS SET FORTH IN THIS SECTION 4 SHALL SURVIVE THE TERMINATION OF THIS GUARANTY.

Section 5. Waivers and Acknowledgments.

(a) Guarantor hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral. Without limiting the generality of the foregoing, Guarantor waives any rights which it might otherwise have under Colorado Revised Statutes §§ 13-50-102 or 13-50-103 (or under any corresponding future statute or rule of law in any jurisdiction) by reason of any release of fewer than all Guarantors.

(b) Guarantor hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements involving the Borrower or any Subsidiary thereof contemplated by the Loan Documents and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

Section 6. Subrogation. Guarantor will not exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of Guarantor’s obligations under this Guaranty or any other Loan Document or otherwise, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Beneficiary against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the occurrence of Guaranty Termination (as defined in Section 13 below). If any amount shall be paid to Guarantor in violation of the preceding sentence at any time prior to Guaranty Termination, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantor under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents.

Section 7. Subordination. Guarantor hereby subordinates (in liquidation, dissolution, bankruptcy, reorganization, or otherwise) all sums due and owing to Guarantor by the Borrower or any other Guarantor, if any, to all sums due and owing to any Beneficiary by the Borrower or Guarantor. Guarantor hereby agrees that no payments shall be made by, or received from, the Borrower or any other Guarantor with respect to any such subordinated obligation owing to Guarantor, except as permitted under the Credit Agreement.

Section 8. Representations and Warranties. Guarantor hereby represents and warrants as follows:

Exhibit C - Form of Guaranty

(a) There are no conditions precedent to the effectiveness of this Guaranty. Guarantor benefits from executing this Guaranty.

(b) Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis infom1ation pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

(c) The obligations of Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of Guarantor, and the execution and delivery of this Guaranty by Guarantor has been duly and validly authorized in all respects by Guarantor, and the Person who is executing and delivering this Guaranty on behalf of Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on Guarantor’s part to be observed or performed.

Section 9. Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender, the Administrative Agent, and any other Beneficiary is hereby authorized at any time, to the fullest extent permitted by law, to set off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Beneficiary or an Affiliate thereof to the account of Guarantor against any and all of the obligations of the Guarantor under this Guaranty, irrespective of whether or not such Beneficiary shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Beneficiary shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Beneficiaries under this Section 9 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Beneficiary may have.

Section 10. Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor, the Administrative Agent and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders, (a) release Guarantor from its obligations hereunder except as permitted under Section 8.08(b) of the Credit Agreement (it being understood that waivers and amendments permitted to be made under the Credit Agreement by the Required Lenders with respect to any of the underlying obligations guaranteed hereunder shall not be deemed to release or limit the liability of Guarantor within the meaning of this clause (a)), (b) postpone any date fixed for payment hereunder in respect of any of the Guaranteed Obligations, or (c) change the percentage of the Lenders required to take any action hereunder.

Section 11. Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.02 of the Credit Agreement and if to Guarantor, at its address specified on the signature page hereto and if to the Administrative Agent or any Lender, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

Exhibit C - Form of Guaranty

Section 12. No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13. Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until such time when each of the following shall have occurred: (i) the termination of the Commitments, (ii) the indefeasible payment in full in cash of all Obligations (other than indemnity obligations and similar obligations that survive the termination of this Guaranty for which no notice of a claim has been received by Guarantor) (such time being referred to herein as the “Guaranty Termination”), (b) be binding upon Guarantor and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Administrative Agent, and each Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns. Without limiting the generality of the foregoing clause (c), subject to Section 9.06 of the Credit Agreement, Administrative Agent, and each Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Guarantor acknowledges that upon any Person becoming a Lender or the Administrative Agent in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

Section 14. Governing Law. This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado. Guarantor hereby irrevocably and unconditionally submits to the jurisdiction of any Colorado state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Guaranty and the other Loan Documents, and Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to Guarantor at its address set forth in the Credit Agreement or set forth on the signature page of this Guaranty. Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Beneficiary to serve legal process in any other manner permitted by the law or affect the right of any Beneficiary to bring any action or proceeding against Guarantor or its Property in the courts of any other jurisdiction.

Section 15. INDEMNIFICATION. GUARANTOR SHALL INDEMNIFY EACH OF THE BENEFICIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, EXPENSES OR DAMAGES OF ANY KIND OR NATURE WHATSOEVER TO WHICH ANY OF THEM MAY BECOME SUBJECT RELATING TO OR ARISING OUT OF THIS GUARANTY, INCLUDING ANY LIABILITIES, OBLIGATIONS, LOSSES, CLAIMS, EXPENSES OR DAMAGES THAT ARISE OUT OF OR RESULT FROM (A) ANY ACTUAL OR PROPOSED USE BY THE BORROWER, GUARANTOR OR ANY AFFILIATE OF THE BORROWER OR GUARANTOR OF THE PROCEEDS OF THE ADVANCES, (B) ANY

Exhibit C - Form of Guaranty

BREACH BY THE BORROWER OR GUARANTOR OF ANY PROVISION OF THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT, (C) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, (D) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY-OWNED OR OPERATED PROPERTIES OF THE BORROWER, GUARANTOR OR THE OPERATIONS OR BUSINESS, OF THE BORROWER OR GUARANTOR INCLUDING ANY MATTERS DISCLOSED WITHIN THE CREDIT AGREEMENT, OR (E) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATED TO THE BORROWER’S OR GUARANTOR’S PROPERTIES; AND GUARANTOR SHALL REIMBURSE THE BENEFICIARIES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING OUTSIDE LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 16. WAIVER OF JURY TRIAL. GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 17. Additional Guarantors. Pursuant to Section 6.18 of the Credit Agreement, each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Guaranty as a Guarantor upon becoming a Subsidiary. After the date hereof, upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex l, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18. USA Patriot Act. Each Beneficiary that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Beneficiary) hereby notifies the Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107- 56 (signed into law October 26, 2001))(the “Act”), it is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow such Beneficiary or the Administrative Agent, as applicable, to identify the Guarantor in accordance with the Act. Guarantor shall promptly furnish all documentation and other information that such Beneficiary reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Exhibit C - Form of Guaranty

Section 19. FINAL AGREEMENTS. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of this page intentionally left blank.]

Exhibit C - Form of Guaranty

Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTOR:

Address for Guarantor:	TFI Operating Company, Inc.

Three Forks, Inc.	By:
Attention: W. Edward Nichols	Name:	W. Edward Nichols
555 Eldorado Blvd., Suite 100	Title:	Chief Executive Officer
Broomfield, CO 80021

Exhibit C - Form of Guaranty

Annex 1 to the Guaranty Agreement

SUPPLEMENT NO. ____ dated as of _________, ___ (the “Supplement”), to the Guaranty Agreement dated as of May 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), by certain affiliates (each such affiliate individually, a “Guarantor” and collectively, the “Guarantors”) of Three Forks, Inc. (the “Borrower”) in favor of Guaranty Bank and Trust, as Administrative Agent (the “Administrative Agent”) for the benefit of the Beneficiaries (as defined in the Guaranty Agreement).

A. Reference is made to the Credit Agreement dated as of May 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto (the “Lenders”), the Administrative Agent (as defined in the Guaranty Agreement).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances. Pursuant to Section 6.18 of the Credit Agreement, the Subsidiaries of the Borrower are required to enter into the Guaranty Agreement as Guarantors. Section 17 of the Guaranty Agreement provides that such Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances as consideration for Advances previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Beneficiaries that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

Exhibit C - Annex 1 to Form of Guaranty

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO. The New Guarantor hereby irrevocably submits to the jurisdiction of any Colorado state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Supplement or the Guaranty Agreement and the other Loan Documents, and the New Guarantor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The New Guarantor hereby irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to Guarantor at its address set forth on the signature page hereof. The New Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Beneficiary to serve legal process in any other manner permitted by the law or affect the right of any Beneficiary to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 11 of the Guaranty Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

SECTION 9. THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature page follows]

Exhibit C - Annex 1 to Form of Guaranty

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:

Name:

Title:

Address:

GUARANTY BANK AND TRUST COMPANY,

as Administrative Agent

By:

Name:

Title:

Exhibit C - Annex 1 to Form of Guaranty

EXHIBIT D

FORM OF PROMISSORY NOTE

$

For value received, the undersigned, THREE FORKS, INC., a Colorado corporation (“Borrower”), hereby promises to pay to the order of _________ (“Payee”) the principal amount of __________________No/100 Dollars ($ ) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement.

This Promissory Note (“Note”) is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of May 9, 2014 (as the same may be amended or modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent (the “Administrative Agent”). Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events of default stated in the Credit Agreement and for prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified in writing by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower’s repayment obligations under this Note.

This Note is secured by the Security Instruments and guaranteed pursuant to the terms of the Guaranty.

Except as specifically provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights. In the event of any explicit or implicit conflict between any provision of this Note and any provision of the Credit Agreement, the terms of the Credit Agreement shall be controlling.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO.

THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit D Form of Promissory Note

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

THREE FORKS, INC. a Colorado corporation

By:

Name:

Title:

Exhibit D - Form of Promissory Note

EXHIBIT E

Form of Notice of Borrowing

NOTICE OF BORROWING

[Date]

Guaranty Bank and Trust Company

1331 17th Street

Denver, CO 80202

Attention: Gail J. Nofsinger

The undersigned, Three Forks, Inc., a Colorado corporation (“Borrower”), (a) refers to the Credit Agreement dated as of May 9, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Borrowing unless otherwise defined in this Notice of Borrowing) among Borrower, the lenders party thereto from time to time (the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent for the Lenders, and (b) certifies that it is authorized to execute and deliver this Notice of Borrowing.

The Borrower hereby gives you irrevocable notice pursuant to Section 2.03(a) of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03(a) of the Credit Agreement:

Section 1. The Business Day of the Proposed Borrowing is

Section 2. The Proposed Borrowing will be composed of [Base Rate Advances] [Libor Rate Advances].

Section 3. The aggregate amount of the Proposed Borrowing is $

Section 4. [The Interest Period for each Libor Rate Advance made as part of the Proposed Borrowing is [ month[s]].]

The Borrower hereby further certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a)	the representations and warranties contained in Article IV of the Credit Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds from the Proposed Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); and

(b)	no Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

Exhibit E - Form of Notice of Borrowing

Very truly yours, THREE FORKS, INC., a Colorado corporation

By:

Name:

Title:

Exhibit F - Form of Notice of Conversion or Continuation

EXHIBIT F

Form of Notice of Conversion or Continuation

NOTICE OF CONVERSION OR CONTINUATION

[Date]

Guaranty Bank and Trust Company

1331 17th Street

Denver, CO 80202

Attention: Gail J. Nofsinger

Ladies and Gentlemen:

The undersigned, Three Forks, Inc., a Colorado corporation (“Borrower”), (a) refers to the Credit Agreement dated as of May 9, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used in this Notice of Conversion or Continuation unless otherwise defined in this Notice of Conversion or Continuation) among Borrower, the lenders party thereto from time to time (the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent for the Lenders, and (b) certifies that it is authorized to execute and deliver this Notice of Conversion or Continuation.

The Borrower hereby gives you irrevocable notice pursuant to Section 2.03(b) of the Credit Agreement that the undersigned hereby requests a Conversion or continuation of an outstanding Borrowing, and in connection with that request sets forth below the information relating to such Conversion or continuation (the “Proposed Borrowing”) as required by Section 2.03(b) of the Credit Agreement:

The Business Day of the Proposed Borrowing is                       , 20_

The Proposed Borrowing consists of [a Conversion to [Base Rate Advances] [Libor Rate Advances]] [a continuation of Libor Rate Advances].

The aggregate amount of the Borrowing to be [Converted] [continued] is $              and consists of [Base Rate Advances] [Libor Rate Advances].

[The Interest Period for each Libor Rate Advance made as part of the Proposed Borrowing is L______ month[s]].]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(a) the representations and warranties contained in Article IV of the Credit Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects on and as of the date of the Proposed Borrowing, before and after giving effect to the Proposed Borrowing and to the application of the proceeds from the Proposed Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); and

(b) no Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom.

Exhibit F - Form of Notice of Conversion or Continuation

Very truly yours, THREE FORKS, INC., a Colorado corporation

By:

Name:

Title:

Exhibit F - Form of Notice of Conversion or Continuation

EXHIBIT G

Form of Security Agreement

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of May 9, 2014 is by and among THREE FORKS, INC., a Colorado corporation (“Borrower”), each subsidiary of the Borrower that may become a signatory hereto (together with the Borrower, the “Grantors” and individually, each a “Grantor”) and the Administrative Agent (as defined below), for its benefit and the benefit of the Lenders (as defined below; together with the Administrative Agent, the “Secured Parties”).

RECITALS

A. This Security Agreement is entered into in connection with that certain Credit Agreement dated as of May 9, 2014 (as it has been or may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time (individually, a “Lender” and collectively, the “Lenders”), and Guaranty Bank and Trust Company, as administrative agent (in such capacity the “Administrative Agent”).

B. In connection with the Credit Agreement, each Grantor desires to execute and deliver this Security Agreement.

C. Each Grantor (other than the Borrower) is an Affiliate of the Borrower and will derive substantial direct and indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, each Grantor hereby agrees with the Administrative Agent for its benefit and the benefit of the Secured Parties as follows:

1. Definitions; Interpretation. All capitalized terms not otherwise defined in this Security Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement. Any tem1s used in this Security Agreement that are defined in the UCC (as defined below) and not otherwise defined herein or in the Credit Agreement, shall have the meanings assigned to those terms by the UCC. All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. The following terms shall have the meanings specified below:

(a) “Collateral” has the meaning set forth in Section 2 of this Security Agreement.

(b) “Contracts” means all contracts to which any Grantor now is, or hereafter will be bound, or to which such Grantor is or hereafter will be a party, beneficiary or assignee, all Insurance Contracts, and all exhibits, schedules and other attachments to such contracts, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

(c) “Contract Documents” means all Instruments, Chattel Paper, letters of credit, bonds, guarantees or similar documents evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, the Contract Rights.

Exhibit G - Form of Security Agreement

(d) “Contract Rights” means (i) all (A) of any Grantor’s rights to payment under any Contract or Contract Document and (B) payments due and to become due to any Grantor under any Contract or Contract Document, in each case whether as contractual obligations, damages or otherwise; (ii) all of any Grantor’s claims, rights, powers, or privileges and remedies under any Contract or Contract Document; and (iii) all of any Grantor’s rights under any Contract or Contract Document to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, waiver or approval together with full power and authority with respect to any Contract or Contract Document to demand, receive, enforce or collect any of the foregoing rights or any property which is the subject of any Contract or Contract Document, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which, in the opinion of the Administrative Agent, may be necessary or advisable in connection with any of the foregoing.

(e) “Document” means a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

(f) “Equipment” means any equipment now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting “equipment” under the UCC, including, without limitation, all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

(g) “Fixtures” means any fixtures now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting “fixtures” under the UCC, including without limitation any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

(h) “Hedge Contract” has the meaning set forth in the Credit Agreement.

(i) “Insurance Contracts” means all contracts and policies of insurance and re-insurance maintained or required to be maintained by or on behalf of any Grantor under the Loan Documents.

G) “Inventory” means all of the inventory of any Grantor, or in which any Grantor holds or acquires any right, title or interest, of every type or description, now owned or hereafter acquired and wherever located, whether raw, in process or finished, and all materials usable in processing the same and all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor’s business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, all present and future substitutions therefor, parts and accessories thereof and all additions thereto, all Proceeds thereof and products of such inventory in any form whatsoever, and any other item constituting “inventory” under the UCC.

Exhibit G - Form of Security Agreement

(k) “Proceeds” means all proceeds (as defined in the UCC) of any or all of the Collateral, including without limitation (i) any and all proceeds of, all claims for, and all rights of any Grantor to receive the return of any premiums for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of any Governmental Authority), (iii) all proceeds received or receivable when any or all of the Collateral is sold, exchanged or otherwise disposed, whether voluntarily, involuntarily, in foreclosure or otherwise, (iv) all claims of any Grantor for damages arising out of, or for breach of or default under, any Collateral, (v) all rights of any Grantor to terminate, amend, supplement, modify or waive performance under any Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

(1) “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

(m) “Secured Obligations” means all (i) Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise and (ii) all other amounts now or hereafter owed by the Borrower, any Grantor, or any of their respective Subsidiaries under this Security Agreement or the other Loan Documents to the Administrative Agent or any other Secured Party.

(n) “Security Agreement” means this Security Agreement, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

(o) “Security Termination” means at such time at which each of the following events shall have occurred at or prior to such time: (i) the termination of the Commitments, and (ii) the indefeasible payment in full in cash of all Obligations (other than indemnity obligations and similar obligations that survive the termination of this Security Agreement for which no notice of a claim has been received by any Grantor.

(p) “UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Colorado; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Colorado, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof ‘, “herein” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. As used herein, the term “including” means “including, without limitation”.

Exhibit G - Form of Security Agreement

2. Grant of Security Interest.

(a) As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, each Grantor hereby assigns, pledges, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and continuing security interest in all of such Grantor’s right, title and interest in, to and under, all items described in this Section 2, whether now owned or hereafter acquired by such Grantor and wherever located and whether now owned or hereafter existing or arising (collectively, the “Collateral”):

(i)	all Contracts, all Contract Rights, Contract Documents and Accounts associated with such Contracts and each and every document granting security to such Grantor under any such Contract;

(ii)	all Accounts;

(iii)	all Inventory;

(iv)	all Equipment;

(v)	all General Intangibles;

(vi)	all Investment Property;

(vii)	all Fixtures;

(viii)	all checking, savings, deposit or other account of such Grantor and all other accounts held in the name of such Grantor with any Lender;

(ix)	all Cash Collateral;

(x)	any right to receive a payment under any Hedge Contract in connection with a termination thereof;

(xi)	(A) all policies of insurance and Insurance Contracts, now or hereafter held by or on behalf of such Grantor, including casualty and liability, business interruption, and any title insurance, (B) all Proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xii)	any and all liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor’s obligations owing under any Instrument, Chattel Paper, or Contract which is pledged hereunder or with respect to which a security interest in such Grantor’s rights in such Instrument, Chattel Paper, or Contract is granted hereunder;

(xiii)	any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper or Contract, which are pledged hereunder;

Exhibit G - Form of Security Agreement

(xiv)	without limiting the generality of the foregoing, all other personal property, goods, Instruments, Chattel Paper, Documents, Fixtures, credits, claims, demands and assets of such Grantor whether now existing or hereafter acquired from time to time; and

(xv)	any and all additions, accessions and improvements to, all substitutions and replacements for and all products and Proceeds of or derived from all of the items described above in this Section 2.

(b) Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent, and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor’s interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor’s interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor’s obligations hereunder or the liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

3. Representations and Warranties. Each Grantor hereby represents and warrants the following to the Administrative Agent and the other Secured Parties:

(i) Records. Such Grantor’s sole jurisdiction of incorporation and type of organization are as set forth in Schedule 1 attached hereto. All records concerning the Accounts and General Intangibles are located at the address for such Grantor on such Schedule 1.

(ii) Other Liens. Such Grantor is, and will be the record, legal, and beneficial owner of all of the Collateral pledged by such Grantor free and clear of any Lien, except for the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is, or will be, on file in any recording office, except such as may be filed in connection with this Security Agreement or in connection with other Permitted Liens or for which satisfactory releases have been received by the Administrative Agent.

(iii) Lien Priority and Perfection.

(i) Subject only to Permitted Liens, this Security Agreement creates valid and continuing security interests in the Collateral, securing the payment and performance of all the Secured Obligations. Upon the filing of financing statements with the jurisdictions listed in Schedule 1, the security interests granted to the Administrative Agent hereunder will constitute valid first-priority perfected security interests in all Collateral with respect to which a security interest can be perfected by the filing of a financing statement, subject only to Permitted Liens.

(ii) No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with any Governmental Authority is required (A) for the grant by such Grantor of the pledge, assignment, and security interest granted hereby or for the execution, delivery, or performance of this Security Agreement by such Grantor, (B) for the validity, perfection, or maintenance of the pledge, assignment, lien, and security interest created hereby (including the first-priority (subject to Permitted Liens) nature thereof), except for security interests that cannot be perfected by filing under the

Exhibit G - Form of Security Agreement

UCC, or (C) for the exercise by the Administrative Agent of the rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement, except (1) those consents to assignment of licenses, permits, approvals, and other rights that are as a matter of law or the terms thereof not assignable, (2) those consents, approvals, authorizations, actions, notices or filings which have been duly obtained or made and, in the case of the maintenance of perfection, the filing of continuation statements under the UCC, and (3) those filings and actions described in Section 3(c)(i).

(iv) Tax Identification Number and Organizational Number. The organizational number of such Grantor is as set forth in Schedule 1.

(v) Prior Names. Except as set forth on Schedule 1, such Grantor has not conducted business under any name other than its current name during the last five years prior to the date of this Security Agreement.

4. Covenants.

(vi) Further Assurances.

(i) Each Grantor agrees that from time to time, at its expense, such Grantor shall promptly execute and deliver all instruments and documents, and take all action, that may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge, assignment, or security interest granted or intended to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor (A) at the request of the Administrative Agent, shall execute such instruments, endorsements or notices, as may be reasonably necessary or desirable, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby, (B) shall, at the reasonable request of the Administrative Agent, mark conspicuously each material document included in the Collateral, each Chattel Paper included in the Accounts, and each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, including that such document, Chattel Paper, or record is subject to the pledge, assignment, and security interest granted hereby, (C) shall, if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent, and (D) authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of such Grantor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Security Agreement (including, without limitation, financing statements using an “all assets” or “all personal property” collateral description).

(ii) Each Grantor shall pay all filing, registration and recording fees and all refiling, re-registration and re-recording fees, and all other reasonable expenses incident to the execution and acknowledgment of this Security Agreement, any assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Security Agreement, any agreement supplemental hereto, any financing statements, and any instruments of further assurance.

(iii) Each Grantor shall promptly provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral to enable the Administrative Agent to enforce the provisions of this Security Agreement.

Exhibit G - Form of Security Agreement

(vii) Change of Name; State of Formation. Each Grantor shall give the Administrative Agent at least 30 days’ prior written notice before it (i) in the case of any Grantor that is not a “registered organization” (as such term is defined in Section 9-102 of the UCC), changes the location of its principal place of business and chief executive office, (ii) changes the location of its jurisdiction of formation or organization, or (iii) uses a trade name other than its current name used on the date hereof. Other than as permitted by the Credit Agreement, no Grantor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents, nor amend its name or change its jurisdiction of incorporation, organization or formation.

(viii) Right of Inspection. Each Grantor shall hold and preserve, at its own cost and expense satisfactory and complete records of the Collateral, including, but not limited to, Instruments, Chattel Paper, Contracts, and records with respect to the Accounts, and will permit representatives of the Administrative Agent, upon reasonable advance notice, at any time during normal business hours to inspect and copy them. At the Administrative Agent’s request, each Grantor shall promptly deliver copies of any and all such records to the Administrative Agent.

(ix) Liability Under Contracts and Accounts. Notwithstanding anything in this Security Agreement to the contrary, (i) the execution of this Security Agreement shall not release any Grantor from its obligations and duties under any of the Contract Documents, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral, (ii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Contract Documents, or any other Contract or Instrument which are part of the Collateral and Accounts included in the Collateral, and (iii) the Administrative Agent shall not have any obligation or liability under any Contract Documents, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral by reason of the execution and delivery of this Security Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(x) Transfer of Certain Collateral; Release of Certain Security Interest. Each Grantor agrees that it shall not sell, assign, or otherwise dispose of any Collateral, except as otherwise permitted under the Credit Agreement. The Administrative Agent shall promptly, at the Grantors’ expense, execute and deliver all further instruments and documents, and take all further action that a Grantor may reasonably request in order to release its security interest in any Collateral which is disposed of in accordance with the terms of the Credit Agreement.

(xi) Accounts. Each Grantor agrees that it will use commercially reasonable efforts to ensure that each Account (i) is and will be, in all material respects, the genuine, legal, valid, and binding obligations of the account debtor in respect thereof, representing an unsatisfied obligation of such account debtor, (ii) is and will be, in all material respects, enforceable in accordance with its terms, (iii) is not and will not be subject to any setoffs, defenses, taxes, counterclaims, except in the ordinary course of business, (iv) is and will be, in all material respects, in compliance with all applicable laws, whether federal, state, local or foreign, and (v) which if evidenced by Chattel Paper, will not require the consent of the account debtor in respect thereof in connection with its assignment hereunder.

(xii) Negotiable Instrument. If any Grantor shall at any time hold or acquire any Negotiable Instruments in the outstanding or stated amount of greater than $100,000, including promissory notes, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

Exhibit G - Form of Security Agreement

(xiii) Other Covenants of Grantor. Each Grantor agrees that (i) any action or proceeding to enforce this Security Agreement may be taken by the Administrative Agent either in such Grantor’s name or in the Administrative Agent’s name, as the Administrative Agent may deem necessary, and (ii) such Grantor will, until the indefeasible payment in full in cash of the Secured Obligations and the termination or expiration of the Commitments, warrant and defend its title to the Collateral and the interest of the Administrative Agent in the Collateral against any claim or demand of any Persons (other than Permitted Liens) which could reasonably be expected to materially adversely affect such Grantor’s title to, or the Administrative Agent’s right or interest in, such Collateral.

5. Termination of Security Interest. Upon the occurrence of Security Termination, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor to the extent such Collateral shall not have been sold or otherwise applied pursuant to the terms hereof. Upon any such termination, the Administrative Agent will, at the Grantors’ expense, execute and deliver to the applicable Grantor such documents (including, without limitation, UCC-3 termination statements) as such Grantor shall reasonably request to evidence such termination.

6. Reinstatement. If, at any time after payment in full of all Secured Obligations and termination of the Administrative Agent’s security interest, any payments on the Secured Obligations previously made must be disgorged by any Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of any Grantor or any other Person, this Security Agreement and the Administrative Agent’s security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and each Grantor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent’s security interest. EACH GRANTOR SHALL DEFEND AND INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 6 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE LIABILITIES OF EACH GRANTOR AS SET FORTH IN THIS SECTION 6 SHALL SURVIVE THE TERMINATION OF THIS SECURITY AGREEMENT.

7. Remedies upon Event of Default.

(a) If any Event of Default has occurred and is continuing, the Administrative Agent may (and shall at the written request of the Required Lenders given in accordance with the Credit Agreement), (i) proceed to protect and enforce the rights vested in it by this Security Agreement or otherwise available to it, including but not limited to, the right to cause all revenues and other moneys pledged hereby as Collateral to be paid directly to it, and to enforce its rights hereunder to such payments and all other rights hereunder by such appropriate judicial proceedings as it shall deem most effective to protect and enforce any of such rights, either at law or in equity or otherwise, whether for specific enforcement of any covenant or agreement contained in any of the Contract Documents, or in aid of the exercise of any power therein or herein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Security Agreement or by law; (ii) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted and enforce any rights hereunder or included in the Collateral, subject to the provisions and requirements

Exhibit G - Form of Security Agreement

thereof; (iii) sell or otherwise dispose of any or all of the Collateral or cause the Collateral to be sold or otherwise disposed of in one or more sales or transactions, at such prices and in such manner as may be commercially reasonable, and for cash or on credit or for future delivery, without assumption of any credit risk, at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), it being agreed that the Administrative Agent may be a purchaser on behalf of the Secured Parties or on its own behalf at any such sale and that the Administrative Agent, any other Secured Party, or any other Person who may be a bona fide purchaser for value and without notice of any claims of any or all of the Collateral so sold shall thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any equity of redemption of any Grantor, any such demand, notice or right and equity being hereby expressly waived and released to the extent permitted by law; (iv) incur expenses, including attorneys’ fees, reasonable consultants’ fees, and other costs appropriate to the exercise of any right or power under this Security Agreement; (v) perform any obligation of any Grantor hereunder and make payments, purchase, contest or compromise any encumbrance, charge or lien, and pay taxes and expenses, without, however, any obligation to do so; (vi) in connection with any acceleration and foreclosure, take possession of the Collateral and render it usable and repair and renovate the same, without, however, any obligation to do so, and enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Loan Documents and to the payment or performance of any Grantor’s obligations hereunder or under any of the Loan Documents, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto; (vii) secure the appointment of a receiver for the Collateral or any part thereof; (viii) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties; (ix) exercise any other or additional rights or remedies granted to a secured party under the UCC; or (x) occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Grantor, each Grantor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All costs and expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent in connection with any suit or proceeding in connection with the performance by the Administrative Agent of any of the agreements contained in any of the Contract Documents, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement, shall constitute additional indebtedness secured by this Security Agreement and shall be paid on demand by the Grantors to the Administrative Agent on behalf of the Secured Parties.

8. Remedies Cumulative; Delay Not Waiver.

(a) No right, power or remedy herein conferred upon or reserved to the Administrative Agent is intended to be exclusive of any other right, power or remedy and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or

Exhibit G - Form of Security Agreement

employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

(b) No delay or omission of the Administrative Agent to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Security Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Administrative Agent.

9. Contract Rights. The Administrative Agent may exercise any of the Contract Rights and remedies of any Grantor under or in connection with the Instruments, Chattel Paper, or Contracts which represent Accounts, the General Intangibles, or which otherwise relate to the Collateral, including, without limitation, any rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provisions of, the Instruments, Chattel Paper, or Contracts which represent Accounts, or the General Intangibles.

10. Accounts.

(a) The Administrative Agent may, or may direct any Grantor to, take any action the Administrative Agent deems necessary or advisable to enforce collection of the Accounts, including, without limitation, notifying the account debtors or obligors under any Accounts of the assignment of such Accounts to the Administrative Agent and directing such account debtors or obligors to make payment of all amounts due or to become due directly to the Administrative Agent. Upon such notification and direction, and at the expense of the Grantors, the Administrative Agent may enforce collection of any such Accounts, and adjust, settle, or compromise the amount or payment thereof in the same manner and to the same extent as any Grantor might have done.

(b) After receipt by any Grantor of the notice referred to in Section 10(a) above that an Event of Default has occurred and is continuing, all amounts and Proceeds (including instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor, and shall promptly be paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be held as Collateral. No Grantor shall adjust, settle, or compromise the amount or payment of any Account, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon other than in the ordinary course of business and consistent with past practices.

11. Application of Collateral. The proceeds of any sale, or other realization (other than that received from a sale or other realization permitted by the Credit Agreement) upon all or any part of the Collateral pledged by any Grantor shall be applied by the Administrative Agent as set forth in Section 7.06 of the Credit Agreement.

12. Rights Retained by Grantors. So long as no Event of Default shall have occurred and be continuing, the Grantors shall be entitled (a) to receive and retain all revenues and other moneys pledged hereby as Collateral and the proceeds of any disposition of any of their respective Properties constituting Collateral provided that such disposition is permitted under the Credit Agreement, and (b) protect, enforce and exercise its rights under any of the Contract Documents; provided, however, that no Grantor shall exercise nor shall it refrain from exercising any such right if such action or inaction, as applicable, would have a materially adverse effect on the value of the applicable Collateral.

Exhibit G - Form of Security Agreement

13. Administrative Agent as Attorney-in-Fact for Grantor. Each Grantor hereby constitutes and irrevocably appoints the Administrative Agent, acting for and on behalf of itself and the Secured Parties and each successor or assign of the Administrative Agent and the other Secured Parties, the true and lawful attorney-in-fact of such Grantor, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise to take any action and execute any instrument at the written direction of the Secured Parties and enforce all rights, interests and remedies of such Grantor with respect to the Collateral, including the right:

(xiv) to ask, require, demand, receive and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the other Collateral, including without limitation, any Insurance Contracts;

(xv) to elect remedies thereunder and to endorse any checks or other instruments or orders in connection therewith;

(xvi) to file any claims or take any action or institute any proceedings in connection therewith which the Administrative Agent may deem to be necessary or advisable;

(xvii) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided; and

(xviii) upon foreclosure, to do any and every act which any Grantor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Grantor’s rights and remedies under any or all of the Collateral;

provided, however, that the Administrative Agent shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.

14. Administrative Agent May Perform. The Administrative Agent may from time-to-time perform any act which any Grantor has agreed hereunder to perform and which such Grantor shall fail to perform after receiving five (5) days prior written notice of the request to perform (it being understood that no such request need be given (a) after the occurrence and during the continuance of any Event of Default and after notice thereof by the Administrative Agent to any Grantor or (b) if such failure to perform would have an adverse effect on the perfection of any security interest granted under this Security Agreement or would have a material adverse effect on the value of the applicable Collateral) and the Administrative Agent may from time-to-time take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, and the expenses of the Administrative Agent incurred in connection therewith shall be part of the Secured Obligations and shall be secured hereby.

15. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

Exhibit G - Form of Security Agreement

16. Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own Property.

17. Payments Held in Trust. During the continuance of an Event of Default, all payments received by any Grantor under or in connection with any Collateral shall be received in trust for the benefit of the Administrative Agent, and shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as received (with any necessary endorsement).

18. Miscellaneous.

(xix) Expenses. Each Grantor will upon demand pay (a) all costs and expenses required by Section 9.04 of the Credit Agreement and (b) to the Administrative Agent for its benefit and the benefit of the Secured Parties the amount of any out-of-pocket expenses, including the fees and disbursements of its counsel and of any experts, which the Administrative Agent and the other Secured Parties may incur in connection with (i) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or any other Secured Party hereunder, and (iii) the failure by any Grantor to perform or observe any of the provisions hereof.

(xx) Amendments; Etc. No amendment or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom shall be effective unless the same shall be in writing and executed by the affected Grantor and the Administrative Agent (acting upon the written direction of the Required Lenders and given in accordance with the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(xxi) Addresses for Notices. All notices and other communications provided for hereunder shall be made in the manner and to the addresses set forth in the Credit Agreement or on the signature page hereto.

(xxii) Continuing Security Interest; Transfer of Interest. This Security Agreement shall create a continuing security interest in the Collateral and, unless expressly released by the Administrative Agent, shall (i) remain in full force and effect until the occurrence of Security Termination, (ii) be binding upon each Grantor and its successors, transferees and assigns, and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, each Secured Party and each of its successors, transferees, and assigns. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Security Agreement.

(xxiii) Severability. Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

(xxiv) Choice of Law. This Security Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, except to the extent that the validity or

Exhibit G - Form of Security Agreement

perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of Colorado.

(xxv) Counterparts. The parties may execute this Security Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Security Agreement in the presence of the other parties to this Security Agreement. In proving this Security Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

(xxvi) Headings. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

(xxvii) Conflicts. In the event of any explicit or implicit conflict between any provision of this Security Agreement and any provision of the Credit Agreement, the terms of the Credit Agreement shall be controlling.

(xxviii) Additional Grantors. Pursuant to Section 6.15 of the Credit Agreement, each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement may be required to enter into this Security Agreement as a Grantor upon becoming a Subsidiary of the Borrower. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

(xxix) Entire Agreement. THIS SECURITY AGREEMENT, THE CREDIT AGREEMENT, AND THE OTHER LOAN DOCUMENTS THAT ARE SECURED HEREBY REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[SIGNATURE PAGES FOLLOW]

Exhibit G - Form of Security Agreement

The parties hereto have caused this Security Agreement to be duly executed as of the date first above written.

GRANTOR:

THREE FORKS, INC.

By:
W. Edward Nichols, Chief Executive Officer

ADMINISTRATIVE AGENT:

GUARANTY BANK AND TRUST COMPANY

By:
Gail J. Nofsinger, Senior Vice President

Exhibit G - Form of Security Agreement

SCHEDULE 1

to Security Agreement

GRANTOR INFORMATION

Grantor:	Three Forks, Inc.

Sole Jurisdiction of Formation I Filing	Colorado

Type of Organization:	Corporation

Address where records for Collateral are kept:	555 Eldorado Blvd.
Suite 100
Broomfield, Colorado 80021

Organizational Number:	20121186069

Prior Names:	None

Exhibit G - Schedule 1 to Form of Security Agreement

Annex 1 to the Security Agreement

SUPPLEMENT NO. [ dated as of [ ] (the “Supplement”), to the Security Agreement dated as of May 9, 2014 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among THREE FORKS, INC., a Colorado corporation (“Borrower”), each subsidiary of Borrower signatory thereto (together with the Borrower, the “Grantors” and individually, a “Grantor”) and Guaranty Bank and Trust Company, as Administrative Agent under the Credit Agreement (as hereinafter defined) for the benefit of itself and the Secured Parties (as hereinafter defined).

D. Reference is made to that certain Credit Agreement dated as of May 9, 2014 (as it may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the lenders party thereto from time to time (the “Lenders”), and Guaranty Bank and Trust Company, as Administrative Agent for such Lenders;

E. Capitalized tem1s used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

F. The Grantors have entered into the Security Agreement in order to induce the Lenders to make loans under the Credit Agreement. Pursuant to Section 6.15 of the Credit Agreement, each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor upon becoming a Subsidiary. Section 18G) of the Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional loans and as consideration for loans previously made.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

Section 5. In accordance with Section 18(j) of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a continuing security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 6. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Exhibit G - Annex 1 to Form of Security Agreement

Section 7. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 8. The New Grantor hereby represents and warrants that set forth on Schedule attached hereto are (a) its sole jurisdiction of formation and type of organization, (b) the location of all records concerning its Accounts, General Intangibles, or any other Collateral, (c) its federal tax identification number and the organizational number, and (d) all names used by it during the last five years prior to the date of this Supplement.

Section 9. in full force and effect. Except as expressly supplemented hereby, the Security Agreement shall remain

Section 10. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTERESTS HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR PLEDGED COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF COLORADO.

Section 11. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 12. All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

Section 13. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

THIS SUPPLEMENT, THE SECURITY AGREEMENT, THE CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE HEDGE CONTRACTS THAT ARE SECURED HEREBY, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

Exhibit G - Annex 1 to Form of Security Agreement

[Name of New Grantor]

By:
Name:
Title:

Address:

[ADMINISTRATIVE AGENT]

By:
Name:
Title:

Address:

Exhibit G - Annex 1 to Form of Security Agreement

Schedule 1

Supplement No.

to the Security Agreement

GRANTOR INFORMATION

Grantor:

Sole Jurisdiction of Formation I Filing:

Type of Organization:

Address where records for Collateral are kept:

Organizational Number:

Prior Names:

Exhibit G - Schedule 1- Supplement to Form of Security Agreement

SCHEDULE I

BORROWER, ADMINISTRATIVE AGENT, AND LENDER INFORMATION

Each of the commitments to lend set forth herein is governed by the terms of the Credit Agreement, which provides for, among other things, Borrowing Base limitations which may restrict the Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the commitments set forth in this Schedule I.

Administrative Agent:

Guaranty Bank and Trust Company

1331 17th Street

Denver, CO 80202

Attention: Gail J. Nofsinger

Facsimile: 303-313-6758

Borrower:

Three Forks, Inc.

555 Eldorado Blvd., Suite 100

Broomfield, CO 80021

Attention: W. Edward Nichols

Facsimile:

Lenders:	Applicable Lending Offices:

Guaranty Bank and Trust Company	Libor Lending Office
Guaranty Bank and Trust Company
Commitment:	1331 17th Street
$20,000,000	Denver, CO 80202
Attention: Cintia VonFeldt
Facsimile: 303-675-1130

Domestic Lending Office
Guaranty Bank and Trust Company
1331 17th Street
Denver, CO 80202
Attention: Cintia Vonfeldt
Facsimile: 303-675-1130

Notices
Guaranty Bank and Trust Company
1331 17th Street
Denver, CO 80202
Attention: Gail J. Nofsinger
Facsimile: 303-313-6758

Schedule I Credit Agreement

SCHEDULE 4.01

EQUITY INTERESTS

Borrower owns 100% of the shares of TFI Operating Company, Inc., a Colorado corporation.

Schedule 4.01 Credit Agreement

SCHEDULE 5.08

EXISTING DEBT TO BE PAID OFF

Name	Promissory Note Amount	Interest Amount	Total Due to Payee
Carolyn J. Fisher	$ 25,000.00	$ 260.27	$ 25,260.27
Dennis Gabriel	$ 60,000.00	$ 624.66	$ 60,624.66
Charles W. Pollard	$300,000.00	$3,123.28	$303,123.28
Total	$385,000.00	$4,008.21	$389,008.21

Schedule 5.08 Credit Agreement

SCHEDULE 6.03

MINIMUM EBITDAX AND EQUITY RAISE

	Monthly EBITDAX	Cumulative EBITDAX
March 2014	(99,695)	(99,695)
April 2014	(90,130)	(189,825)
May 2014	(82,544)	(272,369)
June 2014	(50,566)	(322,935)
July 2014	(17,988)	(340,923)
August 2014	13,722	(327,201)
September 2014	113,909	(213,292)
October 2014	129,005	(84,287)
November 2014	134,847	50,560
December 2014	140,040	190,600
January 2015	156,394	346,994
February 2015	154,555	501,549
March 2015	152,725	654,274

	Monthly Equity Raise	Cumulative Equity Raise
March 2014	295,600	295,600
April 2014	208,000	503,600
May 2014	137,500	641,100
June 2014	187,500	828,600
July 2014	187,500	1,016,100
August 2014	187,500	1,203,600
September 2014	187,500	1,391,100
October 2014	187,500	1,578,600
November 2014	112,500	1,691,100
December 2014	112,500	1,803,600
January 2015	125,000	1,928,600
February 2015	125,000	2,053,600
March 2015	125,000	2,178,600

Schedule 6.03 Credit Agreement